As filed with the Securities and Exchange Commission on July 14, 2004
                                                     Registration No. 333-116048
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              GULFWEST ENERGY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
                  Texas                                        6790                              87-0444770
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

           GULFWEST ENERGY INC.                                                                    JIM C. BIGHAM
  480 N. Sam Houston Parkway, Suite 300                                               Executive Vice President and Secretary
           Houston, Texas 77060                                                       480 N. Sam Houston Parkway, Suite 300
              (281) 820-1919                                                                      (281) 820-1919
 (ADDRESS INCLUDING ZIP CODE, AND                                                              Houston, Texas 77060
TELEPHONE NUMBER, INCLUDING AREA CODE, OF                                                  (NAME, ADDRESS, INCLUDING ZIP
REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                                                   CODE, AND TELEPHONE NUMBER,
                                                                                    INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                    COPY TO:
                                BRAD L. WHITLOCK
                              Jackson Walker L.L.P.
                           901 Main Street, Suite 6000
                               Dallas, Texas 75202
                                 (214) 953-5687

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as selling shareholders may decide.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_X_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               P R O S P E C T U S

                              GULFWEST ENERGY INC.


        [19,179,192] SHARES OF GULFWEST ENERGY INC. CLASS A COMMON STOCK
                                 (THE "SHARES")




This prospectus relates to the resale of up to 19,179,192 Shares issuable to certain selling shareholders assuming the exercise of warrants or exchange of certain preferred stock by those shareholders. This offering is not being underwritten. The selling shareholders have advised us that they will sell the shares from time to time in the open market, in privately negotiated transactions or a combination of these methods at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all of their selling commission, brokerage fees and related expenses.

Our common stock is traded over-the-counter under the symbol "GULF". On July 13, 2004, the average of the high and low bid and asked prices of our common stock as traded over-the-counter was $.45 per share.

                               __________________

INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING.
                               __________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer those securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is July 14, 2004

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................2

WHERE YOU CAN FIND ADDITIONAL INFORMATION......................................4

RISK FACTORS...................................................................5

CAPITALIZATION................................................................11

DIVIDEND POLICY...............................................................12

FORWARD-LOOKING STATEMENTS....................................................12

MARKET PRICE OF COMMON STOCK..................................................13

SELLING SHAREHOLDERS..........................................................14

PLAN OF DISTRIBUTION..........................................................17

SELECTED HISTORICAL FINANCIAL DATA............................................19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.....................................................20

BUSINESS AND PROPERTIES.......................................................27

MANAGEMENT....................................................................34

EXECUTIVE COMPENSATION........................................................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................39

CERTAIN TRANSACTIONS..........................................................40

DESCRIPTION OF SECURITIES.....................................................41

GLOSSARY OF INDUSTRY TERMS AND ABBREVIATIONS..................................45

LEGAL MATTERS.................................................................47

EXPERTS.......................................................................47

INDEX TO FINANCIAL STATEMENTS................................................F-1

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT. YOU SHOULD READ THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. CERTAIN TERMS THAT WE USE IN OUR INDUSTRY ARE ITALICIZED AND DEFINED IN THE "GLOSSARY OF INDUSTRY TERMS AND ABBREVIATIONS". UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "GULFWEST", THE "COMPANY", "WE", "US" AND "OUR" REFER TO GULFWEST ENERGY INC. AND OUR SUBSIDIARIES.

OUR BUSINESS

         We are primarily engaged in the acquisition, development, exploitation and production of crude oil and natural gas. Our focus is on increasing production from our existing properties through further exploitation, development and exploration, and on acquiring additional interests in crude oil and natural gas properties in the United States of America.

         Since we made our first significant acquisition in 1993, we have substantially increased the value of our crude oil and natural gas reserves through a combination of acquisitions and the further exploitation and development of our properties. At December 31, 2003, our estimated PROVED RESERVES were approximately 5.0 million barrels (MBBL) of oil and 32.7 billion cubic feet (BCF) of natural gas with a PRESENT VALUE DISCOUNTED AT 10% (PV-10) of $114.4 million. Due to the limited available capital over the last three years, we have not spent enough capital to maintain or increase our reserves. This has led to a decrease in our proved reserves in each of the years. All of our properties are located on land in Texas, Colorado, Louisiana, Oklahoma and Mississippi, with the exception of Grand Lake in Louisiana. In the future, we plan to expand by continued exploitation of our existing properties and through the acquisition of additional properties.

         Our operations are considered to fall within a single industry segment, which is the acquisition, development, production and servicing of crude oil and natural gas properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR COMPANY

         We were formed as a corporation under the laws of the State of Utah in 1987 as Gallup Acquisitions, Inc., and subsequently changed our name to First Preference Fund, Inc. and then to GulfWest Energy, Inc. We became a Texas corporation by a merger effected in July 1992, in which our name became GulfWest Oil Company. On May 21, 2001, we changed our name to GulfWest Energy Inc. Our common stock is traded over-the-counter (OTC) under the symbol "GULF".

         Our principal office is located at 480 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060 and our telephone number is (281) 820-1919.

RECENT TRANSACTIONS

         On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders. We used $15,700,000 to retire existing debt of $27,584,145, resulting in forgiveness of debt of $11,884,145, the elimination of a hedging liability and the return to the Company of Series F Preferred Stock with an aggregate liquidation preference of $1,000,000 (this preferred stock, at the request of the Company, was transferred to a financial advisor to the Company and to two companies affiliated with two directors of the Company. See "Certain Relationships and Related Transactions.") This taxable gain resulting from these transactions will be completely offset by available net operating loss carryforwards. The term of the note is eighteen months and it bears interest at the prime rate plus 11%. This rate increases by .75% per month beginning in month ten. We paid the new lenders $1,180,000 in cash fees and also issued them warrants to purchase 2,035,621 shares of our common stock at an exercise price of $.01 per share, expiring in five years. The warrants are subject to anti-dilution provisions. We are required by the terms of the warrants to register the resale of the common stock underlying the warrants, and those shares are offered by this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Simultaneously, our wholly-owned subsidiary, GulfWest Oil & Gas Company, completed the initial phase of a private offering of its Series A Preferred Stock for $4,000,000. The Series A Preferred Stock is exchangeable into our common stock based on a liquidation value of $500 per share of Series A Preferred Stock divided by $.35 per share of our common stock, or 11,428,571 shares. As part of an advisory fee, we issued $500,000 of the Series A Preferred Stock to a financial advisor. One of our directors acquired $1,500,000 of the Series A Preferred Stock. The resale of the shares of common stock to be issued upon the exchange of the Series A Preferred Stock is offered by this prospectus.

         The Series A Preferred Stock is entitled to receive dividends at the rate of $45.00 per share per annum, payable quarterly, as declared by the Board of Directors. The Series A Preferred Stock is redeemable in whole or in part at any time, at the option of the issuer, at a price of $500 per share, plus all accrued and undeclared unpaid dividends. The conversion price of the Series A Preferred Stock is based upon $0.35 per share of common stock. None of the Series A Preferred Stock has been redeemed or converted.

         Pursuant to an agreement with the financial advisor, who provided access to the lenders and raised $1,900,000 of the Series A Preferred Stock, we paid the following: a cash fee of $400,000, at closing of the transaction; $250,000 in cash, payable $10,000 per month for 25 months; and $500,000 issued in Series A Preferred Stock (as mentioned above). In addition, the financial advisor received 400 shares of our Series F Preferred Stock from a former lender.

         Of the $21,500,000 total cash raised, we used $15,700,000 to pay existing debt and $1,580,000 to pay fees and commissions, leaving $4,220,000 available for capital expenditures and working capital.

OTHER SECURITIES BEING OFFERED

         In addition to the transactions described above, this prospectus also covers the resale of our common stock to be acquired upon conversion of our preferred stock and upon exercise of certain other warrants we have issued.

         As of July 9, 2004, there was a total of 19,000 shares of preferred stock issued and outstanding in three series, including 8,000 shares of Series D Preferred Stock, 9,000 shares of Series E Preferred Stock and 2,000 shares of Series F Preferred Stock (collectively, "Preferred Stock"). The 8,000 shares of Series D Preferred Stock are held by a former director, the 9,000 shares of Series E Preferred Stock are held by a current director and the 2,000 shares of Series F are held by a financial advisor to the Company, by an officer and by two companies affiliated with two directors. See "Certain Relationships and Related Transactions." On a fully converted basis, the 8,000 shares of Series D Preferred Stock would convert to 500,000 shares of common stock. On a fully converted basis, the 9,000 shares of Series E Preferred Stock would convert to 2,250,000 shares of common stock. On a fully converted basis, the 2,000 shares of Series F Preferred Stock would convert to 1,000,000 shares of common stock.

         Since 1996 we have occasionally issued warrants to employees, consultants and directors as additional compensation. These warrants have exercise prices ranging from $0.75 to $1.20 per share and entitle the warrant holders to purchase up to 890,000 shares of common stock. The warrants contain certain anti-dilution provisions and have expiration dates from January 6, 2005 to December 7, 2006.

         Additionally, warrants have occasionally been issued to lenders or guarantors on loans to the Company as additional consideration for entering into the loans or guaranties. These warrants have an exercise price of $.75 per warrant and entitle the warrant holders to purchase up to 1075,000 shares of common stock. A director of the Company has 625,000 of these warrants. The warrants contain certain anti-dilution provisions and have expiration dates ranging from February 12, 2005 to April 1, 2008.

SUMMARY OF THE OFFERING

         This prospectus relates to the resale of an aggregate of up to 19,179,192 shares of our common stock (the "Shares") issuable or issued to certain selling shareholders, assuming the exchange or conversion of the preferred stock described above and the exercise of the warrants described above. The selling shareholders may offer to sell the Shares at fixed prices, at prevailing market prices at the time of sale, or at varying negotiated prices. We will not receive any proceeds from the resale of Shares by the holders thereof.

         As of July 14, 2004 the total number of shares of our common stock outstanding was 18,492,541, not including the shares reserved for issuance upon the exchange or conversion of the preferred stock and the exercise of the warrants described above.

         On July 7, 2004, the average of the high and low bid and asked prices of our common stock as traded over-the-counter was $.45 per share.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-1, as amended, to register the shares of common stock being offered by this prospectus. In addition, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Prospective purchasers may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference facilities in Washington, D.C., New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference facilities. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services, and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information contained in the registration statement or in exhibits to the registration statement.

                                  RISK FACTORS

         INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN OUR STOCK. ANY OF THE FOLLOWING RISKS COULD CAUSE THE TRADING PRICE OF THE SHARES TO DECLINE.

         OUR SUCCESS DEPENDS HEAVILY UPON OUR ABILITY TO MARKET OUR CRUDE OIL AND NATURAL GAS PRODUCTION AT FAVORABLE PRICES.

         In recent decades, there have been both periods of worldwide overproduction and underproduction of crude oil and natural gas, and periods of increased and relaxed energy conservation efforts. Such conditions have resulted in excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. At other times, there has been short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas. These changes have resulted in dramatic price fluctuations.

         THE DEGREE TO WHICH WE ARE LEVERAGED COULD POSSIBLY HAVE IMPORTANT CONSEQUENCES TO OUR SHAREHOLDERS, INCLUDING THE FOLLOWING:

                  (i) Our indebtedness, acquisitions, working capital, capital expenditures or other purposes may be impaired;

                  (ii) Funds available for our operations and general corporate purposes or for capital expenditures will be reduced as a result of the dedication of a substantial portion of our consolidated cash flow from operations to the payment of the principal and interest on our indebtedness;

                  (iii) We may be more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage;

                  (iv) The agreements governing our long-term indebtedness and bank loans may contain restrictive financial and operating covenants;

                  (v) An event of default (not cured or waived) under financial and operating covenants contained in our debt instruments could occur and have a material adverse effect;

                  (vi) Certain of the borrowings under our debt agreements have floating rates of interest, which causes us to be vulnerable to increases in interest rates; and

                  (vii) Our substantial degree of leverage could make us more vulnerable to a downturn in general economic conditions.

         OUR ABILITY TO MAKE PRINCIPAL AND INTEREST PAYMENTS UNDER LONG-TERM INDEBTEDNESS AND BANK LOANS WILL BE DEPENDENT UPON OUR FUTURE PERFORMANCE, WHICH IS SUBJECT TO FINANCIAL, ECONOMIC AND OTHER FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

         We cannot assure you that our current level of operating results will continue or improve. We believe that we will need to access capital markets in the future in order to provide the funds necessary to repay a significant portion of our indebtedness. We cannot assure you that any such refinancing will be possible or that we can obtain any additional financing, particularly in view of our anticipated high levels of debt. If no such refinancing or additional financing were available, we could default on our debt obligations.

         WE HAVE INCURRED NET LOSSES IN THE PAST AND THERE CAN BE NO ASSURANCE THAT WE WILL BE PROFITABLE IN THE FUTURE.

         We have incurred net losses in three of the last five fiscal years. Our accountants have included a "going concern" notation in their letter accompanying our audited financial statements. See "Financial Statements." If we continue to sustain net losses in future years, it will be difficult to continue as an operating entity.

         Our future operating results may fluctuate significantly depending upon a number of factors, including industry conditions, prices of crude oil and natural gas, rates of production, timing of capital expenditures and drilling success. These variables could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

         ESTIMATES OF CRUDE OIL AND NATURAL GAS RESERVES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE.

         Estimates of our PROVED RESERVES for crude oil and natural gas and the estimated future net revenues from the production of such reserves rely upon various assumptions, including assumptions as to crude oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating crude oil and natural gas reserves is complex and imprecise.

         Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves may vary substantially from the estimates we obtain from reserve engineers. Any significant variance in these assumptions could materially affect the estimated quantities and PRESENT VALUE of reserves we have set forth. In addition, our PROVED RESERVES may be subject to downward or upward revision due to factors that are beyond our control, such as production history, results of future exploration and development, prevailing crude oil and natural gas prices and other factors.

         APPROXIMATELY 25% OF OUR TOTAL ESTIMATED PROVED RESERVES AT DECEMBER 31, 2003 WERE PROVED UNDEVELOPED RESERVES, WHICH ARE BY THEIR NATURE LESS CERTAIN.

         Recovery of such reserves requires significant capital expenditures and successful drilling operations. The reserve data set forth in the reserve engineer reports assumes that substantial capital expenditures are required to develop such reserves. Although cost and reserve estimates attributable to our crude oil and natural gas reserves have been prepared in accordance with industry standards, we cannot be sure that the estimated costs are accurate, that development will occur as scheduled or that the results of such development will be as estimated.

         YOU SHOULD NOT INTERPRET THE PRESENT VALUE REFERRED TO IN THIS PROSPECTUS AS THE CURRENT MARKET VALUE OF OUR ESTIMATED CRUDE OIL AND NATURAL GAS RESERVES.

         In accordance with Securities and Exchange Commission requirements, the estimated discounted future net cash flows from PROVED RESERVES are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower.

         The estimates of our PROVED RESERVES and the future net revenues from which the PRESENT VALUE of our properties is derived were calculated based on the actual prices of our various properties on a property-by-property basis at December 31, 2003. The average prices of all properties were $29.51 per barrel of oil and $5.82 per thousand cubic feet (MCF) of natural gas at that date.

         Actual future net cash flows will also be affected by increases or decreases in consumption by crude oil and natural gas purchasers and changes in governmental regulations or taxation. The timing of both the production and the incurring of expenses in connection with the development and production of crude oil and natural gas properties affect the timing of actual future net cash flows from PROVED RESERVES. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

         EXCEPT TO THE EXTENT THAT WE ACQUIRE PROPERTIES CONTAINING PROVED RESERVES OR CONDUCT SUCCESSFUL DEVELOPMENT OR EXPLOITATION ACTIVITIES, OUR PROVED RESERVES WILL DECLINE AS THEY ARE PRODUCED.

         In general, the volume of production from crude oil and natural gas properties declines as reserves are depleted. Our future crude oil and natural gas production is highly dependent upon our success in finding or acquiring additional reserves.

         THE BUSINESS OF ACQUIRING, ENHANCING OR DEVELOPING RESERVES REQUIRES CONSIDERABLE CAPITAL.

         Our ability to make the necessary capital investment to maintain or expand our asset base of crude oil and natural gas reserves could be impaired to the extent that cash flow from operations is reduced and external sources of capital become limited or unavailable. In addition, we cannot be sure that our future acquisition and development activities will result in additional PROVED RESERVES or that we will be able to drill productive wells at acceptable costs.

         CRUDE OIL AND NATURAL GAS DRILLING AND PRODUCTION ACTIVITIES ARE SUBJECT TO NUMEROUS RISKS, MANY OF WHICH ARE BEYOND OUR CONTROL.

         These risks include (i) the possibility that no commercially productive oil or gas reservoirs will be encountered; and, (ii) that operations may be curtailed, delayed or canceled due to title problems, weather conditions, governmental requirements, mechanical difficulties, or delays in the delivery of drilling rigs and other equipment that may limit our ability to develop, produce and market our reserves. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment in such new wells.

         DRILLING FOR CRUDE OIL AND NATURAL GAS MAY NOT BE PROFITABLE.

         Any wells that we drill may be dry wells or wells that are not sufficiently productive to be profitable after drilling. Such wells will have a negative impact on our profitability. In addition, our properties may be susceptible to drainage from production by other operators on adjacent properties.

         OUR INDUSTRY EXPERIENCES NUMEROUS OPERATING RISKS THAT COULD CAUSE US TO SUFFER SUBSTANTIAL LOSSES.

         Such risks include fire, explosions, blowouts, pipe failure and environmental hazards, such as oil spills, natural gas leaks, ruptures or discharges of toxic gases. We could also suffer losses due to personnel injury or loss of life; severe damage to or destruction of property; or environmental damage that could result in clean-up responsibilities, regulatory investigation, penalties or suspension of our operations. In accordance with customary industry practice, we maintain insurance policies against some, but not all, of the risks described above. Our insurance policies may not adequately protect us against loss or liability. There is no guarantee that insurance policies that protect us against the many risks we face will continue to be available at justifiable premium levels.

         As owners and operators of crude oil and natural gas properties, we may be liable under federal, state and local environmental regulations for activities involving water pollution, hazardous waste transport, storage, disposal or other activities.

         OUR PAST GROWTH HAS BEEN ATTRIBUTABLE TO ACQUISITIONS OF PRODUCING CRUDE OIL AND NATURAL GAS PROPERTIES WITH PROVED RESERVES. THERE ARE RISKS INVOLVED WITH SUCH ACQUISITIONS.

         The successful acquisition of properties requires an assessment of recoverable reserves, future crude oil and natural gas prices, operating costs, potential environmental and other liabilities, and other factors beyond our control. Such assessments are necessarily inexact and their accuracy uncertain. In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems, nor will it permit us, as the buyer, to become sufficiently familiar with the properties to fully assess their capabilities or deficiencies. We may not inspect every well and, even when an inspection is undertaken, structural and environmental problems may not necessarily be observable.

         WHEN WE ACQUIRE PROPERTIES, IN MOST CASES, WE ARE NOT ENTITLED TO CONTRACTUAL INDEMNIFICATION FOR PRE-CLOSING LIABILITIES, INCLUDING ENVIRONMENTAL LIABILITIES.

         We generally acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. In those circumstances in which we have contractual indemnification rights for pre-closing liabilities, we cannot assure you that the seller will be able to fulfill its contractual obligations. In addition, the competition to acquire producing crude oil and natural gas properties is intense and many of our larger competitors have financial and other resources substantially greater than ours. We cannot assure you that we will be able to acquire producing crude oil and natural gas properties that have economically recoverable reserves for acceptable prices.

         WE MAY ACQUIRE ROYALTY, OVERRIDING ROYALTY OR WORKING INTERESTS IN PROPERTIES THAT ARE LESS THAN THE CONTROLLING INTEREST.

         In such cases, it is likely that we will not operate, nor control the decisions affecting the operations, of such properties. We intend to limit such acquisitions to properties operated by competent parties with whom we have discussed their plans for operation of the properties.

         WE WILL NEED ADDITIONAL FINANCING IN THE FUTURE TO CONTINUE TO FUND OUR DEVELOPMENT AND EXPLOITATION ACTIVITIES.

         We have made and will continue to make substantial capital expenditures in our exploitation and development projects. We intend to finance these capital expenditures with cash flow from operations, existing financing arrangements or new financing. We cannot assure you that such additional financing will be available. If it is not available, our development and exploitation activities may have to be curtailed, which could adversely affect our business, financial condition and results of operations, as was the case in 2003.

         THE MARKETING OF OUR NATURAL GAS PRODUCTION DEPENDS, IN PART, UPON THE AVAILABILITY, PROXIMITY AND CAPACITY OF NATURAL GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES.

         We could be adversely affected by changes in existing arrangements with transporters of our natural gas since we do not own most of the gathering systems and pipelines through which our natural gas is delivered to purchasers. Our ability to produce and market our natural gas could also be adversely affected by federal, state and local regulation of production and transportation.

         THE CRUDE OIL AND NATURAL GAS INDUSTRY IS HIGHLY COMPETITIVE IN ALL OF ITS PHASES.

         Competition is particularly intense with respect to the acquisition of desirable PRODUCING PROPERTIES, the acquisition of crude oil and natural gas PROSPECTS suitable for enhanced production efforts, and the hiring of experienced personnel. Our competitors in crude oil and natural gas acquisition, development, and production include the major oil companies, in addition to numerous independent crude oil and natural gas companies, individual proprietors and drilling programs.

         Many of these competitors possess and employ financial and personnel resources substantially in excess of those which are available to us and may, therefore, be able to pay more for desirable PRODUCING PROPERTIES and PROSpECTS and to define, evaluate, bid for, and purchase a greater number of PRODUCING PROPERTIES and pROSPECTS than our financial or personnel resources will permit. Our ability to generate reserves in the future will be dependent on our ability to select and acquire suitable PRODUCING PROPERTIES and PROSPECTS while competing with these companies.

         THE DOMESTIC OIL INDUSTRY IS EXTENSIVELY REGULATED AT BOTH THE FEDERAL AND STATE LEVELS. ALTHOUGH WE BELIEVE WE ARE PRESENTLY IN COMPLIANCE WITH ALL LAWS, RULES AND REGULATIONS, WE CANNOT ASSURE YOU THAT CHANGES IN SUCH LAWS, RULES OR REGULATIONS, OR THE INTERPRETATION THEREOF, WILL NOT HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR THE RESULTS OF OUR OPERATIONS.

         Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden on the industry. There are numerous federal and state agencies authorized to issue rules and regulations affecting the oil and gas industry. These rules and regulations are often difficult and costly to comply with and carry substantial penalties for noncompliance.

         State statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations. Most states also have statutes and regulations governing conservation matters, including the unitization or pooling of properties, and the establishment of maximum rates of production from wells. Some states have also enacted statutes prescribing price ceilings for natural gas sold within their states.

         Our industry is also subject to numerous laws and regulations governing plugging and abandonment of wells, discharge of materials into the environment and other matters relating to environmental protection. The heavy regulatory burden on the oil and gas industry increases the costs of our doing business as an oil and gas company, consequently affecting our profitability.

         WE HAVE "BLANK CHECK" PREFERRED STOCK.

         Our Articles of Incorporation authorize the Board of Directors to issue preferred stock without further shareholder action in one or more series and to designate the dividend rate, voting rights and other rights preferences and restrictions. The issuance of preferred stock could have an adverse impact on holders of common stock. Preferred stock is senior to common stock. Additionally, preferred stock could be issued with dividend rights senior to the rights of holders of common stock. Finally, preferred stock could be issued as part of a "poison pill", which could have the effect of determining offers to acquire the Company See "Description of Securities"

         WE DO NOT PAY DIVIDENDS ON OUR COMMON STOCK.

         Our board of directors presently intends to retain all of our earnings for the expansion of our business, therefore we do not anticipate distributing cash dividends on our common stock in the foreseeable future. Any decision of our board of directors to pay cash dividends will depend upon our earnings, financial position, cash requirements and other factors.

         THE HOLDERS OF OUR COMMON STOCK DO NOT HAVE CUMULATIVE VOTING RIGHTS, PREEMPTIVE RIGHTS OR RIGHTS TO CONVERT THEIR COMMON STOCK TO OTHER SECURITIES.

         We are authorized to issue 80,000,000 shares of common stock, $.001 par value per share. As of July 14, 2004, there were 18,492,541 shares of common stock issued and outstanding. Since the holders of our common stock do not have cumulative voting rights, the holder(s) of a majority of the shares of common stock present, in person or by proxy, will be able to elect all of the members of our board of directors. The holders of shares of our common stock do not have preemptive rights or rights to convert their common stock into other securities.

         MANAGEMENT CONTROLS THE COMPANY.

         Mr. J. Virgil Waggoner, our Chairman of the Board and one of the selling shareholders, owns 9,601,829 shares of our common stock, which represents almost 52% of the currently outstanding common stock. Additionally, Mr. Waggoner has the right to acquire an additional 7,180,714 shares pursuant to conversion of preferred stock and exercise of currently exercisable warrants and options. See "Security Ownership of Certain Beneficial Owners and Management." Additionally, all current directors and officers as a group own almost 70% of the outstanding common stock (assuming they convert all preferred stock and exercise all currently exercisable warrants and options held by them). For as long as Mr. Waggoner and the other directors and officers continue to own over a majority of the outstanding common stock, they will be able to control elections to the board of directors and other matters submitted to shareholders. The percentage ownership of directors and officers could be reduced by the issuance of common stock on conversion of preferred stock and the exercise of warrants, although it is impossible to say how many shares will be actually issued.

         THE NUMBER OF SHARES OF OUTSTANDING COMMON STOCK COULD INCREASE SIGNIFICANTLY AS A RESULT OF OUR RECENT TRANSACTIONS.

         If all of the common stock offered by this prospectus is issued by the Company, the number of our outstanding shares of common stock will more than double. It is impossible to say how many shares, if any, will be issued by the Company and how many shares, in turn, will be resold under this prospectus. However, it is possible that our stock price could decline significantly as a result of an increased number of shares being offered into the market.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2004 and as adjusted to give effect to the transaction listed under "Summary - Recent Transactions and - Other Securities Being Offered" and the issuance of the shares offered by this prospectus, assuming conversion of all of the preferred stock described in this prospectus and exercise of all of the outstanding warrants. You should read this table in conjunction with our financial statements, "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

                                                                                    March 31, 2004
                                                                          Actual                     As Adjusted
                                                                   ----------------------        ------------------
Total long-term debt, less current portion                         $               27,759        $       18,027,759
Total current liabilities                                                      45,069,515                17,485,370
                                                                   ----------------------        ------------------

Total debt                                                         $           45,097,274        $       35,513,129
                                                                   ----------------------        ------------------


Shareholders' equity
     Series  D  Preferred   Stock,   $.01  par  value,   $500
     liquidation value, 8,000 shares outstanding                                       80        -
     Series  E  Preferred   Stock,   $.01  par  value,   $500
     liquidation value, 9,000 shares outstanding                                       90        -
     Series  F  Preferred   Stock,   $.01  par  value,   $500
     liquidation value, 2,000 shares outstanding                  20                             -
     Class  A  Common  Stock,  $.001  par  value,  18,492,541
     shares outstanding actual, 37,671,733 as adjusted                             18,493                    37,672
     Additional paid-in equity                                                 29,283,692                34,777,558
     Accumulated deficit                                                      (23,746,355)              (11,590,097)
                                                                   ----------------------        ------------------
     Total shareholders' equity                                                 5,556,020                23,225,133
                                                                   ----------------------        ------------------
Total capitalization                                               $           50,653,294        $       58,738,262
                                                                   ======================        ==================

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and to fund future growth. We do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

         We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). The forward-looking information contained in this prospectus is generally located in the material set forth under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results and trends.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR THE DATE OF ANY SALE OF OUR COMMON STOCK.

                          MARKET PRICE OF COMMON STOCK

         Our common stock is traded over-the-counter (OTC) under the symbol "GULF". Fidelity Transfer Company, 1800 South West Temple, Suite 301, Box 53, Salt Lake City, Utah 84115, (801) 484-7222 is the transfer agent for the common stock. The high and low trading prices for the common stock for each quarter in 2004, 2003 and 2002 are set forth below. The trading prices represent prices between dealers, without retail mark-ups, mark-downs, or commissions, and may not necessarily represent actual transactions.

                                             HIGH              LOW
                                             ----              ---
                  2004
                  -----
                  First Quarter              $.56             $.32

                  2003
                  ----
                  First Quarter              $.45             $.42
                  Second Quarter              .47              .35
                  Third Quarter               .47              .43
                  Fourth Quarter              .47              .32

                  2002
                  -----
                  First Quarter              $.66             $.55
                  Second Quarter              .60              .46
                  Third Quarter               .51              .20
                  Fourth Quarter              .44              .32



         We are authorized to issue 80,000,000 shares of Class A common stock, par value $.001 per share (the "common stock"). As of July 12, 2004, there were 18,492,541 shares of common stock issued and outstanding (not including shares issuable upon exercise of outstanding warrants or upon conversion of preferred stock) and held by approximately 580 beneficial owners.

                              SELLING SHAREHOLDERS

         The selling shareholders may offer and sell, from time to time, any or all of the Shares. Because the selling security holders may offer all or only some portion of the 19,179,192 Shares to be registered, no estimate can be given as to the amount or percentage of these Shares that will be held by the selling shareholders upon termination of the offering.

         The following table sets forth the name and relationship with us, if any, of certain of the selling shareholders and (i) the number of shares of common stock beneficially owned by the selling shareholders as of July 14, 2004,
(ii) the maximum number of shares of common stock which may be offered for the account of the selling shareholders under this prospectus and (iii) the amount and percentage of common stock that would be owned by the selling shareholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. Except as otherwise noted below, the selling shareholders have not, within the past three years, had any position, office or other material relationship with us.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus. The shares issuable under these securities are treated as if outstanding for computing the percentage ownership of the person holding these securities but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

----------------------------------------------------------------------------------------------------
                 NAME AND ADDRESS OF                TOTAL SHARES   % OF OWNERSHIP   TOTAL SHARES
               SELLING SECURITY HOLDER               REGISTERED                        OWNED(1)
----------------------------------------------------------------------------------------------------
Petrobridge Investment Management, LLC                2,035,621         9.9           2,035,621
1600 Smith Street, Suite 4250
Houston, TX 77002
----------------------------------------------------------------------------------------------------
Petro Capital Advisors                                1,628,571         8.1           1,628,571
1845Woodall Rodgers Frwy. ,Suite1700
Dallas, TX  75201
----------------------------------------------------------------------------------------------------
Virgil Waggoner(2)                                    7,160,714         65.4         16,782,543
6605 Cypresswood Drive, Suite 250
Spring, TX 77379
----------------------------------------------------------------------------------------------------
Patrick Parker                                         857,143          4.4             857,143
Scarbrough Building, 6th and Congress,
101 W. 6th St. Suite 610
Austin, TX  78701
----------------------------------------------------------------------------------------------------
Douglas Moreland                                      1,428,571         7.2           1,428,571
1655 East Layton Drive
Englewood, CO  80110
----------------------------------------------------------------------------------------------------
Stanley Chason                                         71,429            *               71,429
1230 Watervale Court,
Pasadena, MD  21122
----------------------------------------------------------------------------------------------------
XMen, LLC                                             1,714,286         8.9           1,714,286
520 Lake Cook Road, Suite105
Deerfield, IL  60015
----------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
                 NAME AND ADDRESS OF                TOTAL SHARES   % OF OWNERSHIP   TOTAL SHARES
               SELLING SECURITY HOLDER               REGISTERED                        OWNED(1)
----------------------------------------------------------------------------------------------------
Bruce Goldstein                                        57,143            *               57,143
1934 Deercrest Lane
Northbrook, IL  60062
----------------------------------------------------------------------------------------------------
Barry S. Cohn Revocable Trust                          214,286          1.2            214,286
2505 Astor Court
Glenview, IL  60025
----------------------------------------------------------------------------------------------------
Bargus Partnership                                     714,286          3.7            714,286
664 South Evergreen Ave
Woodbury Heights, NJ  08097
----------------------------------------------------------------------------------------------------
Edwin J. Hagerty                                       371,429          2.0            371,429
5100 West Grove Dr.
Dallas, TX  75248
----------------------------------------------------------------------------------------------------
Star-Tex Trading Company                               285,713           *             370,381
16300 Addison Rd., Suite 300
Addison, TX 75001
----------------------------------------------------------------------------------------------------
ST Advisory Corp./John E. Loehr(3)                     270,000          3.3            617,491
16300 Addison Rd., Suite 300
Addison, TX 75001
----------------------------------------------------------------------------------------------------
Thomas R, Kaetzer(4)                                   325,000          3.9            733,852
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060
----------------------------------------------------------------------------------------------------
Jim C. Bigham(5)                                       125,000          1.3            245,985
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060
----------------------------------------------------------------------------------------------------
Marshall A. Smith III(6)                               270,000          4.7            889,005
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060
----------------------------------------------------------------------------------------------------
Intermarket Management LLC(7)                          500,000          2.7            500,000
170 Broadway., Suite 1700
New York, NY 10038
----------------------------------------------------------------------------------------------------
Star Investments , LTD                                 100,000           *             139,500
3421 Causeway Blvd., Suite 103
Metairie, LA 70002
----------------------------------------------------------------------------------------------------
Ray B. Nesbitt                                         150,000           *             393,333
1 Winston Woods
Houston, TX 77024
----------------------------------------------------------------------------------------------------
J. T. Thompson                                         40,000            *             40,000
1212 Woodhollow Drive, No. 15101
Houston, TX 77057
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                 NAME AND ADDRESS OF                TOTAL SHARES   % OF OWNERSHIP   TOTAL SHARES
               SELLING SECURITY HOLDER               REGISTERED                        OWNED1
----------------------------------------------------------------------------------------------------
Rick Gardner                                           100,000           *             100,000
1615 Poydras, 5th Floor
New Orleans, LA 70112
----------------------------------------------------------------------------------------------------
Ron Zimmerman                                          60,000            *             60,000
1212 Woodhollow Drive, No. 15101
Houston, TX 77057
----------------------------------------------------------------------------------------------------
Steven M. Morris                                       500,000           *             500,000
P.O. Box 941828
Houston, TX 77094
----------------------------------------------------------------------------------------------------

*    Less than 1%

1    Includes shares registered hereunder.

2    Mr. Waggoner is Chairman of the Board of the Company. See "Management."

3 Mr. Loehr is Chief Executive Officer and a director of the Company. See "Management." Reflects 270,000 shares issuable to Mr. Loehr pursuant immediately exercisable warrants and 200,000 shares issuable upon conversion of preferred stock held by ST Advisory Corp. ST Advisory Corp. is owned by John E. Loehr.

4 Mr. Kaetzer is President, Chief Operating Officer and a director of the Company. See "Management."

5    Mr. Bigham is Vice President and Secretary of the Company. See
     "Management."

6    Mr. Smith is a director of the Company. See "Management."

7 Mr. M. Scott Manolis, one of our directors, is Chairman, Chief Executive Officer and an owner of this Company. See "Management" and "Certain Relationships and Related Transactions."

                              PLAN OF DISTRIBUTION

         The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this prospectus may be sold by the selling shareholders using one or more of the following methods, without limitation:

         (a) Block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of the applicable exchange;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         (e)      privately negotiated transactions;

         (f) market sales (both long and short to the extent permitted under the federal securities laws);

         (g) at the market to or through market makers or into an existing market for the shares;

         (h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

         (i)      a combination of any aforementioned methods of sale.

         In the event of the transfer by the selling shareholder of its shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling shareholder who has transferred his or her shares.

         In effecting sales, brokers and dealers engaged by a selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholder if such broker-dealer is unable to sell the shares on behalf of the selling shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

         A selling shareholder and any broker-dealers or agents that participate with that selling shareholder in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         From time to time, a selling shareholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by a selling shareholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event a selling shareholder defaults under any customer agreement with brokers.

         To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

         We and the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling shareholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

         All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholder, the purchasers participating in such transaction, or both.

         Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following table sets forth selected historical financial data of our Company for the three-month period ended March 31, 2004 and 2003, and as of December 31, 2003, 2002, 2001, 2000 and 1999, and for each of the periods then ended. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The income statement data for the years ended December 31, 2003, 2002 and 2001 and the balance sheet data at December 31, 2003 and 2002 are derived from our audited financial statements contained elsewhere herein. The income statement data for the years ended December 31, 2000 and 1999 and the balance sheet data at December 31, 2001, 2000 and 1999 are derived from our Annual Report on Form 10-K for those periods. You should read this data in conjunction with our consolidated financial statements and the notes thereto included elsewhere herein.


                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      Three-Month Period
                                        Ended March 31,
                                          (unaudited)                                       Year Ended December 31,
                               ------------   -----------  ------------   ------------   ------------   -----------  ------------
                                    2004         2003         2003            2002           2001          2000          1999
                                    ----         ----         ----            ----           ----          ----          ----
INCOME STATEMENT DATA
---------------------
Operating Revenues             $  2,538,729   $ 3,250,603  $ 11,010,723   $ 10,839,797   $ 12,990,581   $ 8,984,175  $  2,812,639

Net income (loss) from
     operations                     363,693       862,683
                                                                917,571        927,655      3,451,875     2,464,017    (1,464,094)

Net income (loss)                  (268,628)      120,659
                                                             (3,024,426)    (4,502,313)     1,044,291       352,774    (2,269,506)

Dividends on preferred stock        (34,375)         --        (127,083)      (112,500)       (56,250)         --        (450,684)


Net income (loss) available
  to common shareholders           (303,003)      120,659    (3,151,509)    (4,614,813)       988,401       352,774    (2,720,190)

Net income (loss), per share
  of common stock              $       (.02)  $       .01  $       (.17)  $       (.25)  $        .05   $       .02  $       (.34)

Weighted average number
  of shares of common
  stock outstanding              18,492,541    18,492,541    18,492,541     18,492,541     18,464,343    17,293,848     7,953,147

BALANCE SHEET DATA
------------------
Current assets                    2,003,513     2,953,646  $  1,742,689   $  2,353,046   $  2,205,862   $ 2,934,804  $  1,357,465

Total assets                     52,334,478    53,355,980    52,428,774     53,088,941     51,379,209    32,374,128    20,009,793

Current liabilities              45,069,515    44,160,887    44,619,652     43,998,566     12,492,365     7,594,986     4,650,691

Long-term obligations             1,405,323       115,223     1,393,607        137,808     26,541,957    18,077,371    11,304,318

Other liabilities                   303,620     1,110,137       591,467      1,128,993           --            --            --

Shareholders' Equity              5,556,020     7,969,733  $  5,824,648   $  7,823,574   $ 12,344,887   $ 6,701,771  $  4,054,784


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR OUR PREDICTIONS. PLEASE SEE "RISK FACTORS" AND "FORWARD-LOOKING STATEMENTS" FOR A DISCUSSION OF THE UNCERTAINTIES, RISKS AND ASSUMPTIONS ASSOCIATED WITH THESE STATEMENTS.

OVERVIEW

         We are engaged primarily in the acquisition, development, exploitation, exploration and production of crude oil and natural gas. Our focus is on increasing production from our existing crude oil and natural gas properties through the further exploitation, development and exploration of those properties, and on acquiring additional interests in crude oil and natural gas properties. Our gross revenues are derived from the following sources:

                  1. OIL AND GAS SALES that are proceeds from the sale of crude oil and natural gas production to midstream purchasers;

                  2. OPERATING OVERHEAD AND OTHER INCOME that consists of earnings from operating crude oil and natural gas properties for other WORKING INTEREST owners, and marketing and transporting natural gas. This also includes earnings from other miscellaneous activities.

                  3. WELL SERVICING REVENUES that are earnings from the operation of well servicing equipment under contract to other operators. During 2003, we worked only for our own account.

         The following is a discussion of our consolidated financial condition, results of operations, financial condition and capital resources. You should read this discussion in conjunction with our Consolidated Financial Statements and the Notes thereto contained elsewhere herein. See "Financial Statements."

RESULTS OF OPERATIONS

         The factors which most significantly affect our results of operations are (1) the sales price of crude oil and natural gas, (2) the level of total sales volumes of crude oil and natural gas, (3) the cost and efficiency of operating our properties, (4) depletion and depreciation of oil and gas property costs and related equipment, (5) the level of and interest rates on borrowings,
(6) the level and success of new acquisitions and development of existing properties, and (7) the adoption of changes in accounting rules.

         We consider depletion and depreciation of oil and gas properties and related support equipment to be critical accounting estimates, based upon estimates of oil and gas reserves.

         The estimates of oil and gas reserves utilized in the calculation of depletion and depreciation are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations over prices and costs existing at year end, except by contractual arrangements.

         We emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Our policy is to amortize capitalized oil and gas costs on the unit of production method, based upon these reserve estimates. It is reasonably possible the estimates of future cash inflows, future gross revenues, the amount of oil and gas reserves, the remaining estimated lives of the oil and gas properties, or any combination of the above may be increased or reduced in the near term. If reduced, the carrying amount of capitalized oil and gas properties may be reduced materially in the near term.

         Comparative results of operations for the periods indicated are discussed below.

     THREE-MONTH PERIOD ENDED MARCH 31, 2004 COMPARED TO THREE MONTH PERIOD ENDED MARCH 31, 2003.

REVENUES

         OIL AND GAS SALES. Revenues from the sale of crude oil and natural gas for the first quarter decreased 22% from $3,204,900 in 2003 to $2,500,600 in 2004. This was due to a decrease in oil and natural gas sales volumes. The lower sales volumes were due to (1) the natural decline in production from our Gulf Coast fields; (2) the temporary shut-in of some natural gas wells in the Grand Lake and Madisonville Fields, as a result of gas compressor and sales pipeline maintenance and operational changes; and (3) the non-availability of capital funds needed to restore production in certain wells with down-hole mechanical problems.

         OPERATING OVERHEAD AND OTHER INCOME. Revenues from these activities decreased 17% from $45,700 in 2003 to $38,100 in 2004, due primarily to a decrease in sales volume in fields where we transport for other working interest owners.

COSTS AND EXPENSES

         LEASE OPERATING EXPENSES. Lease operating expenses decreased 4% from $1,369,900 in 2003 to $1,314,300 in 2004 due to lower production taxes.

         DEPRECIATION, DEPLETION AND AMORTIZATION (DD AND A). DD and A decreased 27% from $603,900 in 2003 to $439,200 in 2004 due to lower sales volumes.

         GENERAL AND ADMINISTRATIVE (G AND A) EXPENSES. Our G and A expenses decreased 3% from $414,000 in 2003 to $401,200 in 2004.

         INTEREST EXPENSE. Interest expense increased 21% from $760,900 in 2003 to $920,200 in 2004, primarily due to penalty interest charged in January 2004, by our largest debt holder.

         YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

REVENUES

         OIL AND GAS SALES. Our operating revenues from the sale of crude oil and natural gas increased by 4% from $10,447,000 in 2002 to $10,844,000 in 2003. This increase was due to higher sales prices but offset by normal oil and gas production declines. We were unable to offset the production declines through development efforts because of limited development capital.

         WELL SERVICING REVENUES. There were no revenues from our well servicing operations in 2003 compared to $39,000 in 2002 since we ceased performing work for other operators and concentrated on our own properties.

         OPERATING OVERHEAD AND OTHER INCOME. Revenues from these activities decreased 53% from $354,000 in 2002 to $166,000 in 2003, primarily due to (1) the loss of an oil and gas marketing contract and (2) lower pipeline volumes resulting in less transportation revenue.

COSTS AND EXPENSES

         LEASE OPERATING EXPENSES. Lease operating expenses increased 2% from $5,430,000 in 2002 to $5,528,000 in 2003 due to increased vendor prices and increased production taxes.

         COST OF WELL SERVICING OPERATIONS. There were no well servicing expenses in 2003 compared to $56,000 in 2002 since we did not work for other operators.

         DEPRECIATION, DEPLETION AND AMORTIZATION (DD AND A). DD and A decreased 17% from $2,698,000 in 2002 to $2,226,000 in 2003, principally due to lower production volumes. We also recorded income of $262,000 related to the cumulative effect of adopting SFAS 143.

         ACCRETION EXPENSE. We recorded accretion expense of $77,000 as a result of adopting SFAS 143 "Asset Retirement Obligation", effective January 1, 2003.

         GENERAL AND ADMINISTRATIVE (G AND A) EXPENSES. G and A expenses increased 31% from $1,728,000 in 2002 to $2,262,000 in 2003 due to expenses associated with financing efforts that were not culminated.

         INTEREST INCOME AND EXPENSE. Interest expense increased 6% from $3,159,000 in 2002 to $3,363,000 in 2003 due to penalty interest paid to our largest lender.

         OTHER FINANCING COSTS. In 2003, we recorded an expense of $1,000,000 to account for the issuance of 2,000 shares of our preferred stock to our largest lender under a financial agreement.

         UNREALIZED GAIN (LOSS) ON DERIVATIVE INSTRUMENTS. The estimated future fair value of derivative instruments at December 31, 2003 resulted in an unrealized gain of $537,000 in 2003 compared to an unrealized loss of $1,597,000 in 2002.

         DRY HOLES, ABANDONED PROPERTY AND IMPAIRED ASSETS. The cost of abandoned property in 2003 was $359,000 because the lack of capital to complete projects resulted in the loss of leases. This compared to combined costs of dry holes, abandoned property and impaired assets of $617,000 in 2002.

         DIVIDENDS ON PREFERRED STOCK. In 2003, accrued and unpaid dividends on preferred stock due were $127,000. In 2002, dividends on preferred stock due and paid were $112,000.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

REVENUES

         OIL AND GAS SALES. Our operating revenues from the sale of crude oil and natural gas decreased by 16% from $12,426,000 in 2001 to $10,447,000 in 2002. This decrease was due to normal oil and gas production declines of 6% and oil and gas price declines of 10%.

         WELL SERVICING REVENUES. Revenues from our well servicing operations decreased by 77% from $169,000 in 2001 to $39,000 in 2002. This decrease was due to performing less work for third parties and the sale of one of our workover rigs.

         OPERATING OVERHEAD AND OTHER INCOME. Revenues from these activities decreased 10% from $395,000 in 2001 to $354,000 in 2002, primarily as a result of the termination of a gas transportation sales contract with a local utility.

COSTS AND EXPENSES

         LEASE OPERATING EXPENSES. Lease operating expenses increased 5% from $5,155,000 in 2001 to $5,430,000 in 2002 due to increased vendor prices which more than offset a decrease in production taxes.

         COST OF WELL SERVICING OPERATIONS. Well servicing expenses decreased 69% from $182,000 in 2001 to $56,000 in 2002 due to less work under contract to third parties and the sale of one workover rig.

         DEPRECIATION, DEPLETION AND AMORTIZATION (DD AND A). DD and A increased 8% from $2,491,000 in 2001 to $2,698,000 in 2002, due to a reduction in proved reserves at year end 2002.

         GENERAL AND ADMINISTRATIVE (G AND A) EXPENSES. G and A expenses were essentially unchanged from $1,710,000 in 2001 to $1,728,000 in 2002.

         INTEREST INCOME AND EXPENSE. Interest expense increased 15% from $2,757,000 in 2001 to $3,159,000 in 2002 due to increased debt associated with the funding of acquisitions in August, 2001, capital used in our development program and issuance of warrants associated with working capital loans.

         UNREALIZED GAIN (LOSS) ON DERIVATIVE INSTRUMENTS. The estimated future fair value of derivative instruments at December 31, 2002 resulted in an unrealized loss of $1,597,000 in 2002 compared to an unrealized gain of $4,215,000 in 2001. Also in 2001, an unrealized loss of $3,747,000, resulting from the cumulative effect of adopting SFAS No. 133 "Accounting for Derivative Instruments and Other Hedging Activities," was recorded.

         DRY HOLES, ABANDONED PROPERTY, IMPAIRED ASSETS. The costs of a dry hole in Louisiana of $339,000, abandoned property in Oklahoma of $222,000 and impaired assets in Mississippi of $55,000 totaled $617,000 in 2002 compared to none in 2001.

         DIVIDENDS ON PREFERRED STOCK. In 2002, dividends on Preferred Stock due and paid were $112,000. Dividends on Preferred Stock due were $56,000 and paid were $28,000 in 2001.

FINANCIAL CONDITION AND CAPITAL RESOURCES

         At March 31, 2004, our current liabilities exceeded our current assets by $43,066,002. We had a loss available to common shareholders of $303,003 for the quarter compared to an income of $120,659 for the period in 2003.

         During the first quarter of 2004, our sales volumes were 45,184 barrels of crude oil and 253,756 Mcf of natural gas compared to 61,209 barrels of crude oil and 317,547 Mcf of natural gas in the first quarter of 2003. Revenue for crude oil sales for the quarter was $1,263,863 in 2004 compared to $1,501,723 in 2003 and for natural gas sales was $1,236,777 in 2004 compared to $1,703,140 in 2003.

         In a subsequent event on April 27, 2004, we completed an $18,000,000 financing package with new energy lenders. We used $15,700,000 to retire existing debt of $27,584,145, resulting in forgiveness of debt of $11,884,145, the cancellation of a hedging liability and the return of $1,000,000 in Series F Preferred Stock. The resulting taxable gain will be completely offset by available net operating loss carryforwards. The term of the note is eighteen months and it bears interest at the prime rate plus 11%. This rate increases by ..75% per month beginning in month ten. We paid the new lenders $1,180,000 in cash fees and also issued them warrants to purchase 2,035,621 shares of our common stock at an exercise price of $.01 per share, expiring in five years.

         The new $18,000,000 credit facility has a term of 18 months. However, if the loan has not been repaid by the end of nine months the lender is entitled to receive a 0.5% overriding royalty interest on all of the oil and gas properties in GulfWest Oil & Gas Company for each month the loan continues to be outstanding up until the 18th month. In addition, the lender may at its option control the revenue stream of the Company and any resulting disbursements starting in month ten. Further, the lender will receive a fee of $270,000 upon the repayment of the credit facility.

         Simultaneously with the financing, our wholly-owned subsidiary, GulfWest Oil & Gas Company, completed the initial phase of a private offering of its Series A Preferred Stock for $4,000,000. The Series A Preferred Stock is exchangeable into our common stock based on a liquidation value of $500 per share of Series A Preferred Stock divided by $.35 per share of our common stock or 11,428,571 shares. As part of an advisory fee, we issued $500,000 of the Series A Preferred Stock to a financial advisor. One of our directors acquired $1,500,000 of the Series A Preferred Stock.

         Pursuant to an agreement with the financial advisor who provided access to the lender and raised $1,900,000 of the Series A Preferred Stock, we paid a cash fee of $400,000, in addition to the $500,000 issued in Series A Preferred Stock, plus an additional $250,000 paid over 25 months.

         Of the $21,500,000 total cash raised, we used $15,700,000 to pay existing debt and associated obligations and $1,580,000 to pay fees and commissions, leaving $4,220,000 available for capital expenditures and working capital.

         Effective December 1, 200l and amended August 16, 2002, we entered into an Oil and Gas Property Acquisition, Exploration and Development Agreement (the "Summit Agreement") with Summit Investment Group-Texas, L.L.C., an unrelated party, ("Summit"). Under the agreement, Summit provided payments in the aggregate of $1,200,000 in advanced funds for our use in the acquisition of oil and gas leases and other mineral and royalty interests, and production activities, and was to recoup and recover those advanced funds.

         On March 5, 2004, we entered into an Option Agreement for the Purchase of Oil and Gas Leases (the "Addison Agreement") with W. L. Addison Investments L.L.C., a private company owned by Mr. J. Virgil Waggoner and Mr. John E. Loehr, two of our directors, (`Addison"). Under the Addison Agreement, Addison agreed to pay Summit, on our behalf, the non-recouped and outstanding advanced funds amounting to $1,200,000, thereby retiring the Summit Agreement. For consideration of such payment, Addison acquired certain oil and gas leases and wellbores from Summit but agreed to grant us a 180-day redemption option (which may be extended by mutual consent) to purchase the same for $1,200,000, plus interest at the prime rate plus 2%. We tendered Addison a promissory note in the amount of $600,000, with interest at the prime rate plus 2%, to substitute for an account payable to Summit, pursuant to the Summit Agreement, in the same amount. The note will be considered paid in full if we exercise the redemption option and pay the $1,200,000, plus interest. Summit retained the right to participate up to a 25% WORKING INTEREST in the drilling of any wells on the leases acquired by Addison. In the event we exercise the redemption option, Addison may, at its sole option, retain up to a 25% WORKING INTEREST in the leases.

         We are pursuing the consolidation of all of our debt, including notes payables and bridge loans. Our goal is to simplify our financial structure and provide adequate capitalization for the development of our oil and gas assets.

INFLATION AND CHANGES IN PRICES

         While the general level of inflation affects certain costs associated with the petroleum industry, factors unique to the industry result in independent price fluctuations. Such price changes have had, and will continue to have a material effect on our operations; however, we cannot predict these fluctuations.

         The following table indicates the average crude oil and natural gas prices received over the last three years by quarter. Average prices per barrel of oil equivalent, computed by converting natural gas production to crude oil equivalents at the rate of 6 MCF per barrel, indicate the composite impact of changes in crude oil and natural gas prices.

                               Average Prices
            ------------------------------------------------------------
               Crude Oil                                      Per
                  And                 Natural             Equivalent
                Liquids                 Gas                 Barrel
            -----------------     ----------------      ----------------
               (per Bbl)             (per Mcf)
2003
----
First           $24.53                $5.36                $28.08
Second           23.53                 4.47                 25.04
Third            23.85                 4.32                 24.86
Fourth           24.99                 4.56                 25.02

2002
----
First           $19.40                $2.81                $18.31
Second           20.75                 3.16                 19.83
Third            22.04                 2.87                 19.67
Fourth           22.38                 3.56                 22.11

2001
----
First           $24.15                $5.27                $27.87
Second           24.14                 3.88                 23.71
Third            23.25                 3.08                 21.08
Fourth           19.94                 2.62                 17.96

CONTROLS AND PROCEDURES

         Our principal executive officer and our principal financial officer, based on their evaluation of our disclosure controls and procedures (as defined in Rules 13a-14(c) of the Securities Exchange Act of 1934) as of March 31, 2004, have concluded that as of such date, our disclosure controls and procedures are adequate to ensure material information and other information requiring disclosure is identified and communicated on a timely basis.

         During the year ended December 31, 2003 and the three months ended March 31, 2004, there were no significant changes in our internal control over financial reporting that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

         Information with respect to qualitative disclosures about material risk is contained in "Risk Factors".

         Information with respect to quantitative disclosures about material risk follow:

         All of our financial instruments are for purposes other than trading. We only enter derivative financial instruments in conjunction with our oil and gas hedging activities.

         Hypothetical changes in interest rates and prices chosen for the following stimulated sensitivity effects are considered to be reasonably possible near-term changes generally based on consideration of past fluctuations for each risk category. It is not possible to accurately predict future changes in interest rates and product prices. Accordingly, these hypothetical changes may not be an indicator of probable future fluctuations.

INTEREST RATE RISK

         We are exposed to interest rate risk on debt with variable interest rates. At May 26, 2004, we carried variable rate debt of $28,875,565. Assuming a one percentage point change at May 26, 2004 on our variable rate debt, the annual pretax income (loss) would change by $288,756.

COMMODITY PRICE RISK

         In the past we have entered into and may in the future enter into certain derivative arrangements with respect to portions of our oil and natural gas production to reduce our sensitivity to volatile commodity prices. During 2003, 2002, and 2001, we entered into price swaps and put agreements. We believe that these derivative arrangements, although not free of risk, allow us to achieve a more predictable cash flow and to reduce exposure to price fluctuations. However, derivative arrangements limit the benefit to us of increases in the prices of crude oil and natural gas sales. Moreover, our derivative arrangements apply only to a portion of our production and provide only partial price protection against declines in price. Such arrangements may expose us to risk of financial loss in certain circumstances. We expect that the daily volume of derivative arrangements will vary from time to time. We continuously reevaluate our derivative program in light of market conditions, commodity price forecasts, capital spending and debt service requirements. For 2004, we have hedged approximately 70% of our projected oil production and gas production.

                CRUDE OIL                   DAILY VOLUME       PRICE PER BBL
-------------------------------------       -------------      --------------
May 1, 2004 to October 31, 2005                329 Bbls            $32.00
November 1, 2005 to April 30, 2006 (1)         231 Bbls            $25.75 put
May 1, 2006 to October 31, 2006 (1)            198 Bbls            $25.75 put
November 1, 2006 to April 30, 2007 (1)         165 Bbls            $25.75 put

               NATURAL GAS                  DAILY VOLUME       PRICE PER MMBTU
-------------------------------------       -------------      ---------------
May 1, 2004 to October 31, 2005               1,865 MMBTU          $5.15
November 1, 2005 to April 30, 2006 (1)        1,698 MMBTU          $4.50 put
May 1, 2006 to October 31, 2006 (1)           1,319 MMBTU          $4.50 put
November 1, 2006 to April 30, 2007 (1)         989  MMBTU          $4.50 put

(1) These are "put" derivative instruments we purchased and we will receive the difference between the actual market price and the put price only if the actual market price is below the put price. If the actual market price is equal to or above the put price, we do not pay or receive any settlement amount.

         Oil and gas sales are adjusted for gains or losses related to the effective portion of hedging transactions as the underlying hedged production is sold. Changes in fair value of the ineffective portion of designated hedges or for derivative arrangements that do not qualify as hedges are recognized in the consolidated statement of income as derivative gain or loss. None of our derivative instruments at March 31, 2004 were designated as hedges under the terms of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity." Adjustments to oil and gas sales from our hedging activities resulted in a reduction in revenues of $1,496,303, $368,776 and $762,480 in 2003, 2002 and 2001, respectively. In addition, we recognized a gain/(loss) on derivatives of $537,526, ($1,596,575) and $4,215,017 in 2003, 2002 and 2001, respectively.
See Note 1 to our Consolidated Financial Statements included in this Form S-1 for additional discussion on derivative instruments.

         Based on NYMEX futures prices, the fair value of our hedging arrangements at March 31, 2004 was a net loss of $591,467. All hedges which were in existence at March 31, 2004 were canceled as part of our debt restructuring on April 27, 2004.

         More generally, dramatic price volatility in the natural gas and oil markets has existed the past several years. In fact, the average quoted prices for natural gas hovered around the low levels of $2.10 per MCf in January 2002, with the expectation of further decreases. However, the market price dramatically reversed in the summer months of 2002 and have continued to improve, which lead natural gas to trade at an average NYMEX price of $5.44 per MMBTU for 2003.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Information with respect to this our financial statements and supplementary data is contained in our financial statements beginning on Page F-1 of the financial section of this Prospectus.

                             BUSINESS AND PROPERTIES

OUR BUSINESS

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT. YOU SHOULD READ THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. CERTAIN TERMS THAT WE USE IN OUR INDUSTRY ARE ITALICIZED AND DEFINED IN THE "GLOSSARY OF INDUSTRY TERMS AND ABBREVIATIONS.". UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "GULFWEST", THE "COMPANY", "WE", "US" AND "OUR" REFER TO GULFWEST ENERGY INC. AND OUR SUBSIDIARIES.

         We are primarily engaged in the acquisition, development, exploitation and production of crude oil and natural gas. Our focus is on increasing production from our existing properties through further exploitation, development and exploration, and on acquiring additional interests in crude oil and natural gas properties.

         Since we made our first significant acquisition in 1993, we have substantially increased our ownership in PRODUCING PROPERTIES and the value of our crude oil and natural gas reserves through a combination of acquisitions and the further exploitation and development of our properties. At December 31, 2003, our part of the estimated PROVED RESERVES these properties contain was approximately 5.0 million barrels (MBBL) of oil and 32.7 billion cubic feet
(BCF) of natural gas with a PRESENT VALUE DISCOUNTED 10% (PV-10) of $114.4 million. At present, all of our properties are located on land in Texas, Colorado, Louisiana and Oklahoma, except for the property on Grand Lake, Louisiana. In the future, we plan to expand by acquiring additional properties in those areas, and in similar properties located in other areas of the United States.

         Our operations are considered to fall within a single industry segment, which is the acquisition, development, production and servicing of crude oil and natural gas properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR COMPANY

         We were formed as a corporation under the laws of the State of Utah in 1987 as Gallup Acquisitions, Inc., and subsequently changed our name to First Preference Fund, Inc. and then to GulfWest Energy, Inc. We became a Texas corporation by a merger effected in July 1992, in which our name became GulfWest Oil Company. On May 21, 2001, we changed our name to GulfWest Energy Inc.

         Our principal office is located at 480 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060 and our telephone number is (281) 820-1919.

         GulfWest Energy Inc. has six active and three inactive, direct or indirect, wholly owned subsidiaries: The active subsidiaries are:

                  1. GULFWEST OIL AND GAS COMPANY, a Texas corporation, was organized February 18, 1999 and is the owner of record of interests in certain crude oil and natural gas properties located in Colorado, Texas, and Louisiana. It has one wholly owned subsidiary, GULFWEST OIL AND GAS COMPANY (LOUISIANA) LLC, a Louisiana company, that was formed July 31, 2001 and is the owner of record of interests in certain crude oil and natural gas properties in Louisiana.

                  2. SETEX OIL AND GAS COMPANY, a Texas corporation, was organized August 11, 1998 and is the operator of crude oil and natural gas properties in which we own the majority WORKING INTEREST.

                  3. RIGWEST WELL SERVICE, INC., a Texas corporation, was organized September 5, 1996 and operates well servicing equipment for our own account.

                  4. DUTCHWEST OIL COMPANY, a Texas corporation, was organized July 28, 1997 and is the owner of record of interests in certain crude oil and natural gas properties located along the Gulf Coast of Texas.

                  5. GULFWEST DEVELOPMENT COMPANY, a Texas corporation, was organized November 9, 2000 and is the owner of record of interests in certain crude oil and natural gas properties located in Texas, Oklahoma and Mississippi.

OUR BUSINESS STRATEGY

         We have pursued a business strategy of acquiring interests in crude oil and natural gas PRODUCING PROPERTIES where production and reserves can be increased through exploitation activities. Such activities include WORKOVERs, development drilling, RECOMPLETIONs, replacement or addition of equipment and WATERFLOOD or other secondary recovery techniques. We have expanded our business plan to include an increased but controlled emphasis on development drilling for additional crude oil and natural gas reserves. Key elements of our business strategy include:

         CONTINUED ACQUISITION PROGRAM. We acquired properties in four crude oil and natural gas fields in Texas and Louisiana in the year 2001. We intend to continue to pursue interests in crude oil and natural gas properties (i) held by small, under-capitalized operators and (ii) being divested by larger independent and major oil and gas companies.

         DEVELOPMENT AND EXPLOITATION OF EXISTING PROPERTIES. Our intent is to increase crude oil and natural gas production and reserves of our existing assets through relatively low-risk development activities, such as WORKOVERs, RECOMPLETIONs, HORIZONTAL DRILLING from existing wellbores and infield drilling, as well as the more efficient use of production facilities and the expansion of existing WATERFLOOD operations.

         SIGNIFICANT OPERATING CONTROL. Currently, we are the operator of all the wells, except two, in which we own WORKING INTERESTS. This operating control enables us to better manage the nature, timing and costs of development of such wells, and marketing of the resulting production.

         OWNERSHIP OF WORKOVER RIGS. We currently own three workover service rigs and one swabbing unit that we operate for our own account. By owning and operating this equipment, we are better able to control costs, quality of operations and availability of equipment and services.

         GREATER NATURAL GAS OWNERSHIP. At December 31, 2003, our reserves were comprised of 48% crude oil and 52% natural gas. We will continue to expand our role in the domestic natural gas industry by (i) acquiring additional interests in natural gas properties, (ii) increasing the production and reserve base of our existing natural gas properties, and (iii) acquiring ownership of more natural gas gathering systems and pipelines. We are presently focusing our WORKOVER and development efforts on both crude oil and natural gas reserves to take advantage of the higher prices of both commodities. We are also seeking to expand our ownership of gas gathering systems and pipelines located in our main field areas. Our goal is to have greater control of our natural gas transportation and marketing, and an expanded role in the transportation of natural gas produced by other parties in our area of operations.

         EXPANDED EXPLORATION AND EXPLOITATION ROLE. Historically, we have not drilled exploratory wells due to the cost and risk associated with drilling prospective locations. However, since the end of 1998, we have acquired PRODUCING PROPERTIES that have included significant acreage for prospective oil and gas exploration. These include producing wells and acreage in Crockett, Grimes, Hardin, Jim Wells, Kimble, Madison, Palo Pinto, Refugio, Sutton, Wharton and Zavala, Counties, Texas; Adams, Arapaho, Elbert and Weld Counties, Colorado; Creek County, Oklahoma; and, Cameron Parish, Louisiana. These acquisitions have added existing natural gas and crude oil production to our asset base and, as importantly, have provided us with immediate geological databases for drilling opportunities. We have expanded our evaluation efforts in these fields and intend to increase our development of reserves, not only through workovers of existing wells, but by drilling additional wells.

OUR EMPLOYEES

         At December 31, 2003, we had 34 full time employees, of whom 22 were field personnel.

OUR PROPERTIES

         At December 31, 2003, we owned a total of 684 GROSS WELLS, of which 266 were PRODUCING, 351 were shut-in or temporarily abandoned and 67 were injection or saltwater wells. We owned an average 94% WORKING INTEREST in the 266 GROSS (249.90 NET) PRODUCING WELLS. GROSS WELLS are the total wells in which we own a WORKING INTEREST. NET WELLS are the sum of the fractional WORKING interests we own in GROSS WELLS. Our part of the estimated PROVED RESERVES these properties contain was approximately 5.0 million barrels (MBBL) of oil and 32.7 billion cubic feet (BCF) of natural gas. Substantially all of our properties are located in Texas, Colorado, Louisiana and Oklahoma.

PROVED RESERVES

         The following table reflects our estimated PROVED RESERVES at December 31 for each of the preceding three years.

                                        2003           2002           2001
                                        ----           ----           ----
          Crude Oil (MBBL)
                 Developed
               Undeveloped              3,773         4,026         3,940
                                        1,265         1,496         1,932
                                       ------        ------        ------
                     Total
                                        5,038         5,522         5,872
                                       ======        ======        ======
        Natural Gas (MMCF)
                 Developed
               Undeveloped             24,642        25,374        21,204
                                        8,018         8,785        18,054
                                       ------        ------        ------
                     Total
                                       32,660        34,159        39,258
                                       ======        ======        ======
              Total (MBOE)
                                       10,481        11,215        12,415
                                       ======        ======        ======

     (a) Approximately 75% of our total PROVED RESERVES were classified as PROVED DEVELOPED at December 31, 2003.

     (B) BARREL OF OIL EQUIVALENT (BOE) is based on a ratio of 6,000 cubic feet of natural gas for each barrel of oil.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

         The following table sets forth as of December 31 for each of the preceding three years, the estimated future net cash flow from and STANDARDIZED MEASURE of discounted future net cash flows of our PROVED RESERVES, which were prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Future net cash flow represents future gross cash flow from the production and sale of PROVED RESERVES, net of crude oil and natural gas production costs (including production taxes, ad valorem taxes and operating expenses) and future development costs. The calculations used to produce the figures in this table are based on current cost and price factors at December 31 for each year. We cannot assure you that the PROVED RESERVES will all be developed within the periods used in the calculations or that prices and costs will remain constant.

                                                2003           2002            2001
                                           -------------   -------------  --------------
Future cash inflows                        $ 336,795,385   $ 308,381,837   $ 199,162,921

Future production and development costs-
  Production                                 109,468,727     105,629,872      77,526,278
  Development                                 21,460,459      23,350,811      23,610,596
                                           -------------   -------------   -------------
Future net cash flows before income taxes    205,866,199     179,401,154      98,026,047
Future income taxes                          (46,885,360)    (38,611,577)    (13,281,358)
                                           -------------   -------------   -------------
Future net cash flows after income taxes     158,980,839     140,789,577      84,744,689
10% annual discount for estimated timing
  of cash flows
                                             (70,653,419)    (63,165,742)    (35,895,306)
                                           --------------  -------------   -------------

Standardized measure of discounted
 Future net cash flows(1)                  $  88,327,420   $  77,623,835   $  48,849,383
                                           =============   =============   =============


(1) The average prices of our proved reserves were $29.51 per Bbl and $5.82 per MCF, $28.72 per Bbl and $4.43 per MCF, and $17.67 and $2.43 per MCF at December 31, 2003, 2002 and 2001 respectively.

SIGNIFICANT PROPERTIES

         Summary information on our properties with PROVED RESERVES is set forth below as of December 31, 2003.

                        Productive Wells                      Proved Reserves             Present
                 -----------------------------   -------------------------------------   ---------
                     Gross             Net                                               VALUE (1)
                 ProductiveWells   Productive      Crude       Natural
                                      Wells         Oil          Gas          Total        Amount
                 --------------  -------------   ----------  ----------   ------------   ---------
                                                     (MBBL)     (MMCF)        (MBOE)        ($M)
Texas                       185         181.03        2,969      18,717          6,088    $ 67,235
Colorado                     35          23.62          355       6,090          1,370      11,303
Oklahoma                     28          28.00          150           -            150       1,301
Louisiana                    17          16.88        1,558       7,853          2,867      34,484
Mississippi                   1            .37            6           -              6          73
                ---------------  -------------   ----------- ----------   ------------   ---------
          Total             266         249.90        5,038      32,660         10,481   $ 114,396
                ===============  =============   =========== ==========   ============   =========

(1) The average prices of our proved reserves were $29.51 per Bbl and $5.82 per MCF at December 31, 2003.


         All information set forth herein relating to our PROVED RESERVES, estimated future net cash flows and PRESENT VALUES is taken from reports prepared by Pressler Petroleum Consultants, independent petroleum engineers. The estimates of these engineers were based upon their review of production histories and other geological, economic, ownership and engineering data provided by and relating to us. No reports on our reserves have been filed with any federal agency. In accordance with the Securities and Exchange Commission's guidelines, our estimates of PROVED RESERVES and the future net revenues from which PRESENT VALUES are derived are made using year end crude oil and natural gas sales prices held constant throughout the life of the properties (except to the extent a contract specifically provides otherwise). Operating costs, development costs and certain production-related taxes were deducted in arriving at estimated future net revenues, but such costs do not include debt service, general and administrative expenses and income taxes.

         There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their values, including many factors beyond our control. The reserve data set forth in this report are based upon estimates. RESERVOIR engineering is a subjective process, which involves estimating the sizes of underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation of that data, and judgment. As a result, estimates of different engineers, including those used by us, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development, exploitation and exploration activities, prevailing crude oil and natural gas prices, operating costs and other factors. Such revisions may be material. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. We cannot assure you that the estimates contained in this report are accurate predictions of our crude oil and natural gas reserves or their values. Estimates with respect to PROVED RESERVES that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than upon actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in potentially substantial variations in the estimated reserves.

PRODUCTION, REVENUE AND PRICE HISTORY

         The following table sets forth information (associated with our PROVED RESERVES) regarding production volumes of crude oil and natural gas, revenues and expenses attributable to such production (all net to our interests) and certain price and cost information for the years ended December 31, 2003, 2002 and 2001.

                                        2003         2002         2001
                                     -----------  -----------  -----------
Production
    Oil (BBL)                            221,433      278,374      294,276
    Natural gas (MCF)                  1,191,350    1,487,048    1,594,899
                                     -----------  -----------  -----------
        Total (BOE)                      419,991      526,215      560,092

Revenue
    Oil production                   $ 5,362,657  $ 5,859,568  $ 6,690,338
    Natural gas production             5,481,803    4,587,601    5,735,765
                                     -----------  -----------  -----------
         Total                       $10,844,460  $10,447,169  $12,426,103

Operating Expenses                   $ 5,527,841  $ 5,430,205  $ 5,155,500

Production Data
    Average sales price
        Per barrel of oil            $     24.22  $     21.05  $     22.73
        Per MCF of natural gas              4.60         3.09         3.60
        Per BOE                            25.82        19.85        22.19

    Average expenses per BOE
        Lease operating                    13.16        10.32         9.20
        Depreciation, depletion and
        amortization                        5.30         5.13         4.45
        General and administrative   $      5.39  $      3.28  $      3.05

PRODUCTIVE WELLS AT DECEMBER 31, 2003

         The following table shows the number of productive wells we own by location:

                  Gross            Net            Gross             Net
                Oil Wells       Oil Wells       Gas Wells        Gas Wells
               ------------    ------------    -------------    ------------
Texas                  109          108.81               76           72.22
Colorado                22           14.37               13            9.25
Oklahoma                28           28.00                -               -
Louisiana               13           12.88                4            4.00
Mississippi              1             .37                -               -
               ------------    ------------    -------------    -----------
     Total             173          164.43               93           85.47
               ============    ============    =============    ===========

DEVELOPED ACREAGE AT DECEMBER 31, 2003

         The following table shows the developed acreage that we own, by location, which is acreage spaced or assigned to productive wells. GROSS ACRES are the total acres in which we own a WORKING INTEREST. NET ACRES are the sum of the fractional WORKING interests we own in GROSS ACRES.

                                       Gross Acres              Net Acres
                                       -----------              ---------
        Texas                             18,380                  14,255
        Colorado                           5,000                   2,700
        Louisiana                          1,695                   1,256
        Oklahoma                             900                     684
                        Total             25,975                  18,895

UNDEVELOPED ACREAGE AT DECEMBER 31, 2003

         The following table shows the undeveloped acreage that we own, by location. Undeveloped acreage is acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas.


                                      Gross Acres             Net Acres
                                      -----------             ---------
        Texas                            18,070                  14,749
        Colorado                         10,000                   6,000
        Louisiana                            80                      55
        Oklahoma                            900                     684
                        Total            29,050                  21,488

DRILLING RESULTS

         We did not drill any wells in 2003. In 2002, we drilled one exploratory well, in which we own 18% WORKING INTEREST, that resulted in a dry hole and one development well, in which we own 100% WORKING INTEREST, that is productive. We drilled three wells in 2001, all of which were development wells and are currently productive. These development wells included two horizontal wells, in which we own 96% and 89% WORKING INTEREST, drilled by sidetracking from existing wellbores in the Madisonville Field, Texas, and one well, in which we own 100% WORKING INTEREST THAT was deepened in our Leona River Field, Texas.

LEGAL PROCEEDINGS

         >From time to time, we are involved in litigation relating to claims arising out of our operations or from disputes with vendors in the normal course of business. As of July 12, 2004, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on us.

                                   MANAGEMENT

         The following table sets forth information on our directors and executive officers:


                                                                              YEAR FIRST ELECTED
           NAME                    AGE         POSITION                       DIRECTOR OR OFFICER
---------------------------        ---   ------------------------              ------------------
J. Virgil Waggoner(1)(2)            76   Chairman of the Board                        1997

John E. Loehr                       58   Chief Executive Officer and                  1992
                                         Director

Thomas R. Kaetzer                   45   President, Chief Operating                   1998
                                         Officer and Director

Marshall A. Smith III               56   Director                                     1989

M. Scott Manolis(1)(2)              50   Director                                     2003

Richard L. Creel                    55   Vice President of Finance and                1998
                                         Controller

Jim C. Bigham                       68   Vice President and Secretary                 1991

(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.
--------------------

         J. VIRGIL WAGGONER has served as a director of GulfWest since December 1, 1997 and was elected Chairman of the Board in May, 2002. Mr. Waggoner's career in the petrochemical industry began in 1950 and included senior management positions with Monsanto Company and El Paso Products Company, the petrochemical and plastics unit of El Paso Company. He served as president and chief executive officer of Sterling Chemicals, Inc. from the firm's inception in 1986 until its sale and his retirement in 1996. He is currently chief executive officer of JVW Investments, Ltd., a private company.

         JOHN E. LOEHR was appointed Chief Executive Officer on May 12, 2004 and has served as a director of GulfWest since 1992, was chairman of the board from September 1, 1993 to July 8, 1998 and was chief financial officer from November 22, 1996 to May 28, 1998. He is also currently president and sole shareholder of ST Advisory Corporation, an investment company, and vice-president of Star-Tex Trading Company, also an investment company. He was formerly president of Star-Tex Asset Management, a commodity-trading advisor, and a position he held from 1988 until 1992 when he sold his ownership interest. Mr. Loehr is a CPA and a member of the American Institute of Certified Public Accountants.

         THOMAS R. KAETZER was appointed senior vice president and chief operating officer of GulfWest on September 15, 1998 and on December 21, 1998 became president and a director. He was Chief Executive Officer from March 20, 2001 until May12, 2004. Prior to joining GulfWest, Mr. Kaetzer had 17 years experience in the oil and gas industry, including 14 years with Texaco Inc., which involved the evaluation, exploitation and management of oil and gas assets. He has both onshore and offshore experience in operations and production management, asset acquisition, development, drilling and workovers in the continental U.S., Gulf of Mexico, North Sea, Colombia, Saudi Arabia, China and West Africa. Mr. Kaetzer has a Masters Degree in Petroleum Engineering from Tulane University and a Bachelor of Science Degree in Civil Engineering from the University of Illinois.

         MARSHALL A. SMITH III founded GulfWest and served as an officer in various capacities, including president, chief executive officer and chairman of the board, from July 1989 until his resignation in May 2002. He is currently a paid consultant and remains a director.

         M. SCOTT MANOLIS is the chairman and chief executive officer of Intermarket Management, LLC and Intermarket Brokerage, LLC. He has over twenty years experience in commodity risk management, commodity finance and commodity-based investments. Prior to founding Intermarket, Mr. Manolis concurrently served as managing director of Commodity Strategies for Refco Group, LTD. and Managing Director of Global Derivatives Strategies for Forstmann-Leff International (an asset management firm wholly owned by Refco Group, LTD), where he directed commodity-based investments. Prior to that, he served as a vice president and director of the Commodity Portfolio Management Group at Jefferies & Company. He received a B. S. in Economics from the University of South Dakota in 1979.

         RICHARD L. CREEL has served as controller of GulfWest since May 1, 1997 and was elected vice president of finance on May 28, 1998. Prior to joining GulfWest, Mr. Creel served as Branch Manager of the Nashville, Tennessee office of Management Reports and Services, Inc. He has also served as controller of TLO Energy Corp. He has extensive experience in general accounting, petroleum accounting and financial consulting and income tax preparation.

         JIM BIGHAM has served as secretary since 1991 and as executive vice president of GulfWest since 1996. Prior to joining GulfWest, he held management and sales positions in the real estate and printing industries. Mr. Bigham is also a retired United States Air Force Major. During his military career, he served in both command and staff officer positions in the operational, intelligence and planning areas.

         Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified.

CODE OF ETHICAL CONDUCT

         The Board recently adopted a Code of Ethical Conduct (the "Code of Conduct"), which requires that all employees, directors and officers, including our Chief Executive Officer and Chief Financial Officer, adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires that these individuals avoid conflict of interests, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. The Code of Conduct contains additional provisions that apply specifically to our Chief Financial Officer and other financial officers with respect to full and accurate reporting.

BOARD MEETINGS AND COMMITTEES

         Our board of directors has established an audit committee and a compensation committee. The functions of these committees, their members and the number of meetings held during 2003 are described below.

         The audit committee was established to review and appraise the audit efforts of our independent auditors, and monitor our accounts, procedures and internal controls. The committee was comprised of Mr. John E. Loehr (Chairman), Mr. J. Virgil Waggoner, and Mr. M. Scott Manolis. The committee met twice in 2003. The Board of Directors had made a determination that Mr. Loehr was an independent financial expert. When Mr. Loehr was elected Chief Executive Officer on May 12, 2004, he resigned from the audit committee. Mr. Manolis was elected Chair of the audit committee and Mr. Marshall A. Smith III has been appointed to that committee. The Board of Directors has not had an opportunity to conclude whether the newly constituted audit committee has an independent financial expert.

         The function of the compensation committee is to fix the annual salaries and other compensation for our officers and key employees. The committee was comprised of Mr. J. Virgil Waggoner (Chairman), Mr. John E. Loehr and Mr. M. Scott Manolis. The committee met twice in 2003. Mr. Loehr resigned from the committee on May 12, 2004 when he became Chief Executive Officer.

COMPENSATION OF DIRECTORS

         The shareholders approved an amended and restated Employee Stock Option Plan on May 28, 1998, which included a provision for the payment of reasonable fees in cash or stock to directors. No fees were paid to directors in 2003.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information regarding compensation paid to our executive officers whose total annual compensation is $100,000 or more during each of the last three fiscal years.


                                                   ANNUAL COMPENSATION             LONG-TERM COMPENSATION AWARDS
                                              ---------------------------------  --------------------------------
                                                                      OTHER
                                                                      ANNUAL     RESTRICTED              ALL
OTHER

                                 YEAR                                 COMPEN-      STOCK                 COMPEN-
NAME AND PRINCIPAL POSITION       END         SALARY($)   BONUS($)    SATION($)   AWARDS($)  OPTIONS(#)  SATION($)
---------------------------      -------      ---------   --------   ---------    ---------  ----------  ---------
Thomas R. Kaetzer (1)               2003      150,000         -         25,000         -                        -
   President and                    2002      144,167         -         25,000         -         100,000        -
Chief                               2001      131,249         -         25,000         -         135,000        -
Executive  Officer
Marshall A. Smith III (2)           2001      150,000         -           -            -            -           -

--------------
(1) Mr. Kaetzer joined us as chief operating officer in September, 1998, was elected president in December, 1998 and chief executive officer on March 20, 2001. He receives a base annual salary $150,000, plus a $25,000 annual contribution to a life insurance savings account paid monthly. He was also awarded 5-year options to purchase 300,000 shares of common stock to be issued 100,000 each year over a three year period.

(2) Mr. Smith served as chief executive officer until March 20, 2001 and as chairman of the board until his resignation on May 11, 2002. As chairman of the board, Mr. Smith devoted full time to the business. Effective June 1, 2002, he resigned as an executive officer and became a paid consultant at an annual fee of $150,000, plus a $25,000 annual contribution to a life insurance savings account to be paid monthly. His consulting agreement expires September 30, 2004.

     OPTION GRANTS DURING 2003

         THERE WERE NO OPTIONS GRANTED DURING 2003.

OPTION EXERCISES DURING 2003 AND
YEAR END OPTION VALUES (1)

                                       NUMBER OF  SECURITIES            VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                            AT FY-END (#)                    AT FY-END ($)
                                           EXERCISABLE/                     EXERCISABLE/
NAME                                       UNEXERCISABLE                    UNEXERCISABLE
-------------------------------    -----------------------------        ---------------------
Thomas R. Kaetzer                            335,000                           -0-
                                               -0-                             -0-

(1) No shares were acquired or value realized upon the exercise of options since no options were exercised by Mr. Kaetzer in 2003.

EMPLOYMENT AGREEMENTS

         Effective October 1, 2001, we entered into an Employment Agreement with Mr. Thomas R. Kaetzer, president and chief executive officer for a period of three years. Under the Employment Agreement, Mr. Kaetzer receives a base annual salary of $150,000, plus a $25,000 annual contribution to a life insurance savings account to be paid monthly. He was also awarded 5-year options to purchase 300,000 shares of common stock to be issued 100,000 each year over a three year period.

         In the event of a change of control, Mr. Kaetzer will have the option to continue as an employee under the terms of the Employment Agreement or receive a lump-sum cash severance payment equal to 200% of his annual base salary for the year following the change of control.

         Effective June 1, 2002, we entered into a Consulting Agreement with Mr. Marshall A. Smith III, which expires September 30, 2004 Under the Consulting Agreement, Mr. Smith receives an annual consulting fee of $150,000, plus a $25,000 annual contribution to a life insurance savings account to be paid monthly.

         In the event of a change of control, Mr. Smith will have the option to continue as a consultant under the terms of the Consulting Agreement or receive a lump-sum cash severance payment equal to 200% of his annual consulting fee for the year following the change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal year 2003, Messrs. Waggoner, Loehr and Manolis served on the Compensation Committee. No interlocking relationship exists between any member of the Board or Compensation Committee and any member of the Board or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of May 26 , 2004 regarding the beneficial ownership of common stock by each person known to us to own beneficially 5% or more of the outstanding common stock, each director, certain named executive officers, and the directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the purpose of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus by that shareholder are deemed outstanding.

         NAME AND ADDRESS OF             AMOUNT AND NATURE OF
           BENEFICIAL OWNER              BENEFICIAL OWNERSHIP         PERCENT %
 ---------------------------------       --------------------         ---------

 J. Virgil Waggoner(1,2)                    16,782,543                 65.4
 Thomas R. Kaetzer(2,3)                        733,852                  3.9
 Jim C. Bigham(2,4)                            245,985                  1.3
 Richard L. Creel(2,5)                         110,000                   .6
 John E. Loehr(2,6)                            617,491                  3.3
 Marshall A. Smith III(2,7)                    889,005                  4.7
 M. Scott Manolis(2,8)                         500,000                  2.7
 All current directors and officers
 as a group (8 persons)(9)                  19,878,876                 72.7

1 Includes 4,285,714 shares underlying exchangeable preferred stock,625,000 shares subject to currently exercisable warrants,225,000 underlying convertible preferred stock and 20,000 shares subject to currently exercisable options.

2 Shareholder's address is 480 N. Sam Houston Parkway East, Suite 300, Houston, Texas 77060.

3 Includes 196,226 shares owned directly, 2,626 shares owned by his wife and 435,000 shares subject to currently exercisable warrants and options and 100,000 shares subject to currently exchangeable preferred stock.

4 Includes 155,000 shares subject to currently exercisable warrants and options.

5    Includes 80,000 subject to currently exercisable options.

6 Includes 62,653 shares held directly; and 64,838 shares held by ST Advisory Corporation and 290,000 shares subject to currently exercisable warrants and options. Mr. Loehr is president and sole shareholder of ST Advisory Corporation. 200,000 shares held by ST Advisory Corp subject to currently exchangeable preferred stock.

7 Includes 596,046 shares owned directly, 2,959 shares owned by his wife and 290,000 shares subject to currently exercisable warrants and options.

8 Includes 500,000 shares held by Intermarket Management LLC subject to currently exchangeable preferred stock .

9 Includes 1,236,754 shares subject to currently exercisable warrants and options and 6,535,714 shares underlying convertible or exchangeable preferred stock.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         On October 23, 1995, we sold $25,000 each of 9% promissory notes in a private offering to two trusts, the trustee of whom is John E. Loehr, an officer and director. The balance of the notes was $50,000, plus accrued interest at May 26, 2004.

         In June, 1999, we issued a promissory note with interest at 8.5% to Mr. Marshall A. Smith III, an officer and director at the time and currently a director, in the amount of $124,083 for accrued compensation. The note has a balance of $71,354 and is being paid in monthly installments of approximately $1,500 per month.

         On November 6, 2002, Mr. J. Virgil Waggoner, a director, provided us a loan in the initial amount of $1,200,000, which was subsequently increased to a total of $1,500,000, which is outstanding at May 26, 2004. We issued Mr. Waggoner a promissory note with interest at the prime rate (prime rate 4.0% at May 26, 2004), secured by common stock our of wholly-owned subsidiary, DutchWest Oil Company. Mr. Waggoner also received warrants to purchase 625,000 shares of our Common Stock at an exercise price of $.75 per share. Those underlying shares are included in this prospectus.

         On April 26, 2001, we obtained a line of credit of up to $2,500,000 from a bank for which two directors, Mr. J. Virgil Waggoner and Mr. Marshall A. Smith, were guarantors. On April 3, 2002, the balance of the line of credit was retired and a new line of credit of up to $3,000,000 was obtained from the bank for which Mr. Waggoner and Mr. Smith were guarantors.

         On March 5, 2004, we entered into an Option Agreement for the Purchase of Oil and Gas Leases (the "Addison Agreement") with W. L. Addison Investments L.L.C., a private company owned by Mr. J. Virgil Waggoner and Mr. John E. Loehr, two of our directors, (`Addison"). Under the Addison Agreement, Addison agreed to pay Summit, on our behalf, the non-recouped and outstanding advanced funds amounting to $1,200,000, thereby retiring the Summit Agreement. For consideration of such payment, Addison acquired certain oil and gas leases and wellbores from Summit but agreed to grant us a 180-day redemption option (which may be extended by mutual consent) to purchase the same for $1,200,000, plus interest at the prime rate plus 2%. We tendered Addison a promissory note in the amount of $600,000, with interest at the prime rate plus 2%, to substitute for an account payable to Summit, pursuant to the Summit Agreement, in the same amount. The note will be considered paid in full if we exercise the redemption option and pay the $1,200,000, plus interest. Summit retained the right to participate up to a 25% WORKING INTEREST in the drilling of any wells on the leases acquired by Addison. In the event we exercise the redemption option, Addison may, at its sole option, retain up to a 25% WORKING INTEREST in the leases.

         As part of our recent refinancing, our former lender agreed to return all 2000 shares of our Series F Preferred Stock held by it. Rather than receive the shares as treasury shares (which would have meant cancellation of the series) at our request the former lender transferred 400 of the shares to ST Advisory Corp., an entity owned by John Loehr, our CEO and a director, 400 of the shares to a financial advisor to the Company, and 200 of the shares to Thomas R. Kaetzer, our President and Directorand 1000 shares to Intermarket Management LLC, an entity partially owned by M. Scott Manolis, one of our directors. These transfers were to compensate the financial advisor and Mr. Loehr, Kaetzer and Manolis for service to the Company.

                            DESCRIPTION OF SECURITIES

GENERAL

         The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our articles of incorporation, bylaws and the designations of our preferred stock, which have been previously filed as exhibits to our public filings with the Securities and Exchange Commission, and by the provisions of applicable law.

         On July 8, 2004, at the Annual Meeting of Shareholders, our shareholders increased the amount of shares we are authorized to issue from 40,000,000 to 80,000,000 shares of common stock, par value $.001 per share. As of July 14, 2004, there were 18,492,541 shares of our sole class of common stock, designated Class A, issued and outstanding, and held by approximately 580 beneficial owners. Our common stock is traded over-the-counter (OTC) under the symbol "GULF". Fidelity Transfer Company, 1800 South West Temple, Suite 301, Box 53, Salt Lake City, Utah 84115, (801) 484-7222 is the transfer agent for the common stock.

OUR COMMON STOCK

         The holders of our common stock are entitled, among other things, to one vote per share on each matter submitted to a vote of shareholders and, in the event of liquidation, to share ratably in the distribution of assets remaining after payment of liabilities (including preferential distribution and dividend rights of holders of preferred stock). They have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares of the common stock have the ability to elect all of the directors.

         Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board out of funds legally available therefore. We have never paid cash dividends on the common stock and do not anticipate paying any cash dividends in the foreseeable future.

OUR PREFERRED STOCK

         Our board of directors is authorized, without further shareholder action, to issue preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each such series.

         As of July 14, 2004, there was a total of 19,000 shares of preferred stock issued and outstanding in three series, including 8,000 shares of Series D Preferred Stock, 9,000 shares of Series E Preferred Stock and 2,000 shares of Series F Preferred Stock (collectively, Preferred Stock). The 8,000 shares of Series A Preferred Stock is held by multiple parties including 3,000 shares by a director of the Company. The 8,000 shares of Series D Preferred Stock are held by a former director, the 9,000 shares of Series E Preferred Stock are held by a current director and the 2,000 shares of Series F are held by a financial advisor to the Company by an officer and director and by two companies affiliated with two of our current directors. Our preferred stock is senior to our common stock regarding liquidation. The holders of the preferred stock do not have voting rights or preemptive rights nor are they subject to the benefits of any retirement or sinking fund.

         The Series D Preferred Stock is not entitled to dividends, nor is it redeemable, however it is convertible to common stock at any time. None of the 8,000 outstanding shares of Series D Preferred Stock has been converted. On a fully converted basis, the 8,000 shares of Series D Preferred Stock would convert to 500,000 shares of common stock.

         The Series E Preferred Stock is entitled to receive dividends at the rate of $12.50 per share per annum, payable quarterly, as declared by the Board of Directors, until June 20, 2004 when the dividend rate shall be increased to $30.00 per share per annum. The Board of Directors did not declare payment of dividends during 2003. The Series E Preferred Stock is redeemable in whole or in part at any time, at the option of the issuer, at a price of $500 per share, plus all accrued and undeclared or unpaid dividends; except that, prior to our redemption of the remaining, the holders of record shall be given a 60-day written notice of the issuer's intent to redeem and the opportunity to convert the Series E Preferred Stock to common stock. The conversion price for the Series E Preferred Stock is based on $2.00 per share of common stock. None of the 9,000 outstanding shares of Series E Preferred Stock has been redeemed or converted. On a fully converted basis, the 9,000 shares of Series E Preferred Stock would convert to 2,250,000 shares of common stock.

         The Series F Preferred Stock is entitled to receive dividends at the rate of $12.50 per share per annum, payable quarterly, as declared by the Board of Directors, until May 30, 2006 when the dividend rate shall be increased to $30.00 per share per annum. The Series F Preferred Stock is redeemable in whole or in part at any time, at the option of the issuer, at a price of $500 per share, plus all accrued and undeclared or unpaid dividends; except that, after two years from the date of the original issuance, June 1, 2003, prior to our redemption of the remaining shares, the holders of record shall be given a 60-day written notice of the issuer's intent to redeem and the opportunity to convert the Series F Preferred Stock to common stock. The conversion price for the Series F Preferred Stock is based on $1.00 per share of common stock. None of the 2,000 outstanding shares of Series F Preferred Stock has been redeemed or converted. On a fully converted basis, the 2,000 shares of Series F Preferred Stock would convert to 1,000,000 shares of common stock.

OUTSTANDING OPTIONS AND WARRANTS

         At July 14, 2004, we had outstanding warrants and options for the purchase of 5,102,621 shares of common stock at prices ranging from $.01 to $.875 per share, including employee stock options to purchase 1,102,000 shares at prices ranging from $.75 to $1.81 per share. If we issue additional shares, the existing shareholders' percentage ownership of the Company may be further diluted.

ANTI-TAKEOVER EFFECTS OF TEXAS LAWS AND OUR CHARTER AND BYLAWS PROVISIONS

         ARTICLES OF INCORPORATION AND BYLAWS. Certain provisions in our Articles of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

         Our Articles of Incorporation and Bylaws contain provisions that:

     o permit us to issue, without any further vote or action by the shareholders, additional shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions, of the shares of such series; and

     o Require consent of shareholders owning over 50% of the outstanding common stock to call special meetings.

         The foregoing provisions of our Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result form actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

         TEXAS TAKEOVER STATUTE. We are subject to Article 13.03 of the Texas Business Corporation Act, which, subject to certain exceptions, prohibits a Texas corporation from engaging in any "business combination" (as defined below) with any "affiliated shareholder" (as defined below) for a period of three years following the date that such shareholder became an affiliated shareholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or (ii) not more than six months subsequent to such date, the business combination is approved by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the affiliated shareholder.

         The Texas Business Corporation Act defines "business combination" to include: (i) any merger, share exchange or conversion involving the corporation and the affiliated shareholder or an affiliate; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the affiliated shareholder or an affiliate; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer of the corporation of any stock of the corporation to the affiliated shareholder or an affiliate; (iv) the adoption of a plan of liquidation or dissolution proposed by or under an agreement with, the affiliated shareholder or an affiliate; (v) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the affiliated shareholder; or (vi) the receipt by the affiliated shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, an "affiliated stockholder" is any entity or person beneficially owning 20% or more of the outstanding voting stock of the corporation.

LIMITATION ON LIABILITY OF DIRECTORS

         Our articles of incorporation and bylaws indemnify our directors to the fullest extent permitted by the Texas Business Corporation Act. Article 2.01 of the Texas Business Corporation Act provides that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined that the person:

         (1) conducted himself in good faith;

         (2) reasonably believed:

                  (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and

                  (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

         (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Except to a limited extent, a director may not be indemnified in respect of a proceeding:

         (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or

         (2) in which the person is found liable to the corporation.

         Additionally, our Articles of Incorporation limit a director's liability to the company to the fullest extent permitted by the Texas Business Corporation Act. The Texas laws permit a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable to the extent the director is found liable for: (1) a breach of the director's duty of loyalty to the corporation or its shareholders or members; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Texas laws also prohibit limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations and certain payments after dissolution. The effect of these provisions is to eliminate the rights of our company and our shareholders (through shareholders' derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director excepting the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

                  GLOSSARY OF INDUSTRY TERMS AND ABBREVIATIONS

         The following are definitions of certain industry terms and abbreviations used in this report:

BBL. Barrel.

BOE. Barrel of oil equivalent, based on a ratio of 6,000 cubic feet of natural gas for each barrel of oil.

GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which a WORKING INTERESTs is owned.

HORIZONTAL DRILLING. High angle directional drilling with lateral penetration of one or more productive RESERVOIRs.

MCF. One thousand cubic feet.

NET ACRES OR NET WELLS. The sum of the fractional WORKING INTERESTs owned in GROSS ACRES or GROSS WELLS.

OVERRIDING ROYALTY INTEREST. The right to receive a share of the PROCEEDS OF PRODUCTION from a well, free of all costs and expenses, except transportation and severance taxes.

PRESENT VALUE. The pre-tax present value, discounted at 10%, of future net cash flows from estimated proved reserves, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

PROCEEDS OF PRODUCTION. Money received (usually monthly) from the sale of oil and gas produced from PRODUCING PROPERTIES.

PRODUCING PROPERTIES.  Properties that contain one or more productive wells.

PRODUCTIVE WELL. A well that is producing oil or gas or that is capable of production.

PROSPECT. A lease or group of leases containing possible reserves, capable of producing crude oil, natural gas, or natural gas liquids in commercial quantities, either at the time of acquisition, or after vertical or horizontal drilling, completion of workovers, RECOMPLETIONs, or operational modifications.

PROVED RESERVES. Estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known RESERVOIRs under existing economic conditions; i.e., prices and costs as of the date the estimate is made. RESERVOIRs are considered proved if either actual production or a conclusive formation test supports economic production.

         The area of a RESERVOIR considered proved includes:

                  a. That portion delineated by drilling and defining by gas-oil or oil-water contacts, if any; and

                  b. The immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

         Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

         PROVED RESERVES do not include:

                  a. Oil that may become available from known RESERVOIRs but is classified separately as "indicated additional reserves";

                  b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, RESERVOIR characteristics, or economic factors;

                  c. Crude oil, natural gas, and natural gas liquids that may occur in undrilled PROSPECTs; and

                  d. Crude oil, natural gas, and natural gas liquids that may be recovered from oil shales and other sources.

PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as PROVED DEVELOPED only after testing by a pilot project or after operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED UNDEVELOPED RESERVES. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for RECOMPLETION. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other units that have not been drilled can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for PROVED UNDEVELOPED RESERVES be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proven effective by actual tests in the area and in the same RESERVOIR.

RECOMPLETION. The completion for production of an existing wellbore in another formation from that in which the well has previously been completed.

RESERVOIR. A porous and permeable underground formation containing a natural accumulation of producible oil or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

ROYALTY. The right to a share of production from a well, free of all costs and expenses, except transportation.

ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and natural gas production free of costs of production.

STANDARDIZED MEASURE. The present value, discounted at 10%, of future net cash flows from estimated proved reserves, after income taxes, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

WATERFLOOD. An engineered, planned effort to inject water into an existing oil RESERVOIR with the intent of increasing oil reserve recovery and production rates.

WORKING INTEREST. The operating interest under a lease, the owner of which has the right to explore for and produce oil and gas covered by such lease. The full working interest bears 100 percent of the costs of exploration, development, production, and operation, and is entitled to the portion of gross revenue from the PROCEEDS OF PRODUCTION which remains after proceeds allocable to ROYALTY and oVERRIDING ROYALTY INTERESTs or other lease burdens have been deducted.

WORKOVER. Rig work performed to restore an existing well to production or improve its production from the current existing RESERVOIR.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Jackson Walker L.L.P., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of GulfWest Energy Inc. and subsidiaries have been included herein and in the registration statement filed in connection with this offering in reliance upon the report of Weaver and Tidwell, L.L.P., independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         Our oil and gas reserves have been reviewed by our independent reserve engineers, Pressler Petroleum Consultants. Our disclosures of our oil and gas reserves included in this prospectus have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                 PAGE
                                                                                 ----
INDEPENDENT AUDITOR'S REPORT ON THE FINANCIAL
STATEMENTS...................................................................... f-2
FINANCIAL STATEMENTS
     Consolidated balance sheets................................................ F-3
     Consolidated statements of operations...................................... F-5
     Consolidated statements of shareholders' equity............................ F-6
     Consolidated statements of cash flows...................................... F-8
     Notes to consolidated financial statements................................. F-9
INDEPENDENT AUDITOR'S REPORT ON THE FINANCIAL STATEMENT SCHEDULE................ F-36
FINANCIAL STATEMENT SCHEDULE.................................................... F-37

     Schedule II - Valuation and Qualifying Accounts

     All other Financial Statement Schedules have been omitted because they are either inapplicable or the information required is included in the financial statements or the notes thereto.

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and
   Board of Directors
GULFWEST ENERGY INC.

We have audited the accompanying consolidated balance sheets of GulfWest Energy Inc. (a Texas Corporation) and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GulfWest Energy Inc. and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $3,151,509 during the year ended December 31, 2003, and, as of that date, had a working capital deficiency of $42,876,963. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters described in Note 2, "Operations and Management Plans". The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As explained in Note 1 to the Financial Statements, effective January 1, 2003, the Company changed its accounting method for Asset Retirement Obligations.

                                              \s\ WEAVER AND TIDWELL, L.L.P
                                               ----------------------------
                                                  WEAVER AND TIDWELL, L.L.P.
                                                  Dallas, Texas
                                                  March 19, 2004

                      GULFWEST ENERGY INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2003 AND 2002


                                     ASSETS

                                                                       2003          2002
                                                                  ------------   ------------
CURRENT ASSETS
     Cash and cash equivalents                                    $    483,618   $    687,694
     Accounts receivable - trade, net of allowance
          for doubtful accounts of $-0- in 2003 and 2002             1,099,802      1,361,446
     Prepaid expenses                                                  159,269        303,906
                                                                  ------------   ------------
               Total current assets                                  1,742,689      2,353,046
                                                                  ------------   ------------
OIL AND GAS PROPERTIES,
     using the successful efforts method of accounting              58,472,886     56,786,043

OTHER PROPERTY AND EQUIPMENT                                         2,132,220      2,121,410
     Less accumulated depreciation, depletion and amortization     (10,017,931)    (8,498,497)
                                                                  ------------   ------------
     Net oil and gas properties and other property and equipment    50,587,175     50,408,956
                                                                  ------------   ------------

OTHER ASSETS
     Deposits                                                           20,142         37,442
     Debt issue cost, net                                               78,768        289,497
                                                                  ------------   ------------
               Total other assets                                       98,910        326,939
                                                                  ------------   ------------
TOTAL ASSETS                                                      $ 52,428,774   $ 53,088,941
                                                                  ============   ============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                        ------------   ------------
                                                            2003           2002
                                                        ------------   ------------
CURRENT LIABILITIES
   Notes payable                                        $  8,182,165   $  4,936,088
   Notes payable - related parties                         1,465,000      1,290,000
   Current portion of long-term debt                      29,396,092     33,128,447
   Current portion of long-term debt - related parties       130,152        256,967
   Accounts payable - trade                                5,002,675      3,928,477
   Accrued expenses                                          443,568        458,587
                                                        ------------   ------------
       Total current liabilities                          44,619,652     43,998,566
                                                        ------------   ------------
NONCURRENT LIABILITIES
   Long-term debt, net of current portion                     35,801        126,552
   Long-term debt - related parties                             --           11,256
   Asset retirement obligations                            1,357,206           --
                                                        ------------   ------------
       Total noncurrent liabilities                        1,393,007        137,808
                                                        ------------   ------------
OTHER LIABILITIES
   Derivative instruments                                    591,467      1,128,993
                                                        ------------   ------------
       Total Liabilities                                  46,604,126     45,265,367
                                                        ------------   ------------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Preferred stock                                               190            170
   Common stock                                               18,493         18,493
   Additional paid-in capital                             29,283,692     28,258,212
   Retained deficit                                      (23,477,727)   (20,453,301)
                                                        ------------   ------------
       Total shareholders' equity                          5,824,648      7,823,574
                                                        ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $ 52,428,774   $ 53,088,941
                                                        ============   ============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                   2003           2002            2001
                                                               ------------   ------------   ------------
OPERATING REVENUES
    Oil and gas sales                                          $ 10,844,460   $ 10,447,169   $ 12,426,103
    Well servicing revenues                                            --           39,116        169,167
    Operating overhead and other income                             166,263        353,512        395,311
                                                               ------------   ------------   ------------
           Total Operating Revenues                              11,010,723     10,839,797     12,990,581
                                                               ------------   ------------   ------------
OPERATING EXPENSES
    Lease operating expenses                                      5,527,841      5,430,205      5,155,500
    Cost of well servicing operations                                  --           56,295        182,180
    Depreciation, depletion and amortization                      2,226,123      2,697,784      2,491,385
    Accretion expense                                                76,823           --             --
    General and administrative                                    2,262,425      1,727,858      1,709,641
                                                               ------------   ------------   ------------
           Total Operating Expenses                              10,093,212      9,912,142      9,538,706
                                                               ------------   ------------   ------------
INCOME FROM OPERATIONS                                              917,511      3,451,875        927,655
                                                               ------------   ------------   ------------
OTHER INCOME AND EXPENSE
    Interest expense                                             (3,363,330)    (3,159,381)    (2,756,912)
    Other financing costs                                        (1,000,000)
    Gain (Loss) on sale of assets                                   (19,848)       (56,647)      (118,254)
    Unrealized gain (loss) on derivative instruments                537,526     (1,596,575)     4,215,017
    Dry holes, abandoned property and impaired assets              (358,737)      (617,365)          --
                                                               ------------   ------------   ------------
          Total Other Income and (Expense)                       (4,204,389)    (5,429,968)     1,339,851
                                                               ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT
  OF CHANGE IN
  ACCOUNTING PRINCIPLES                                          (3,286,878)    (4,502,313)     4,791,726
                                                               ------------   ------------   ------------
INCOME TAXES

INCOME (LOSS) BEFORE CUMULATIVE                                  (3,286,878)    (4,502,313)     4,791,726
     EFFECT OF CHANGE IN ACCOUNTING
     PRINCIPLES

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLES, NET OF INCOME
     TAXES                                                          262,452           --       (3,747,435)
                                                               ------------   ------------   ------------
NET INCOME (LOSS)                                              $ (3,024,426)  $ (4,502,313)  $  1,044,291

DIVIDENDS ON PREFERRED STOCK
     (PAID 2003-$-0-; 2002-$112,500; 2001-$28,125)                 (127,083)      (112,500)       (56,250)
                                                               ------------   ------------   ------------
NET INCOME (LOSS) AVAILABLE TO COMMON                          $ (3,151,509)  $ (4,614,813)  $    988,041
     SHAREHOLDERS
                                                               ============   ============   ============
NET INCOME (LOSS) PER SHARE, BASIC
     BEFORE CUMULATIVE EFFECT OF CHANGE
     IN ACCOUNTING PRINCIPLES                                  $       (.18)  $       (.25)  $        .25

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLES                                              .01           --             (.20)
                                                               ------------   ------------   ------------

NET INCOME (LOSS) PER SHARE BASIC                              $       (.17)  $       (.25)  $        .05
                                                               ============   ============   ============

NET INCOME (LOSS) PER SHARE, DILUTED BEFORE
     CUMULATIVE EFFECT
     OF CHANGE IN
     ACCOUNTING PRINCIPLES                                     $       (.18)  $       (.25)  $        .23

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLES                                              .01           --             (.18)
                                                               ------------   ------------   ------------

NET INCOME (LOSS) PER SHARE, DILUTED                           $       (.17)  $       (.25)  $        .05
                                                               ============   ============   ============


                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                           Number of Shares
                                                                       ------------------------
                                                                       Preferred      Common
                                                                         Stock         Stock
                                                                       ---------    -----------
                                                                           8,000     18,445,041
BALANCE, DECEMBER 31, 2000
     Issuance of 9,000 shares of Series E preferred stock for the
         acquisition of assets                                             9,000           --
     Issuance of 47,500 shares of common stock for the acquisition of
          assets                                                            --           47,500
     Issuance of warrants for the acquisition of assets                     --             --
     Net income                                                             --             --
     Dividends paid on preferred stock                                      --             --

BALANCE, DECEMBER 31, 2001                                                17,000     18,492,541

     Issuance of warrants for additional financing                          --             --

     Net loss                                                               --             --

     Dividends paid on preferred stock                                      --             --

BALANCE, DECEMBER 31, 2002                                                17,000     18,492,541

     Issuance of warrants for additional financing                          --             --

     Issuance of preferred stock related to current financing              2,000           --

     Net loss                                                               --             --

BALANCE, DECEMBER 31, 2003                                                19,000     18,492,541



The Notes to Consolidated Financials are an integral part of these statements.


  PREFERRED                   COMMON             ADDITIONAL             RETAINED
    STOCK                     STOCK            PAID-IN CAPITAL          DEFICIT
------------------      -------------------   ------------------    -----------------
$               80      $            18,445   $       23,537,900    $     (16,854,654)

$               90                        -            4,499,910                    -

                 -                        -               35,402                    -
                 -                        -               91,500                    -
                 -                        -                    -            1,044,291
                 -                        -                    -              (28,125)
------------------      -------------------   ------------------    -----------------
$              170      $            18,493-  $       28,164,712          (15,838,488)
==================      ===================   ==================    =================
                 -                        -               93,500                    -
                 -                        -                -----           (4,502,313)
                 -                        -                -----             (112,500)
------------------      -------------------   ------------------    -----------------
$              170      $            18,493   $       28,258,212    $     (20,453,301)
==================      ===================   ==================    =================
                 -                        -               25,500                    -
                20                        -              999,980                    -
                 -                        -                    -           (3,024,426)
------------------      -------------------   ------------------    -----------------
$              190      $            18,493           29,283,692    $     (23,477,727)
==================      ===================   ==================    =================


The Notes to Consolidated Financials are an integral part of these statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                                             2003               2002                2001
                                                                        ---------------    ----------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                   $ (3,024,426)       $ (4,502,313)        $ 1,044,291
     Adjustments to reconcile net income (loss) to net cash
          Provided by operating activities:
               Depreciation, depletion and amortization                      2,226,123           2,697,784          2,491,385
               Accretion expense                                                76,823                   -                  -
               Common stock and warrants issued and charged to
                  operations                                                    25,500              93,500                  -
               Other financing costs                                         1,000,000                   -                  -
               Loss on sale of assets                                           19,848              56,647            118,254
               Dry holes, abandoned property, impaired assets                  358,737             617,365                  -
               Unrealized (gain) loss on derivative instruments              (537,526)           1,596,575        (4,215,017)
               Cumulative effect of accounting change                        (262,452)                   -          3,747,435
               Provision for bad debts                                          29,201                   -                  -
               (Increase) decrease in accounts receivable -
                  trade, net                                                   232,443           (109,437)            765,939
               (Increase) decrease in prepaid expenses                         144,637           (179,825)           (40,730)
               Increase (decrease) in accounts payable and
                  accrued expenses                                           1,235,503           1,043,994            797,800
                                                                        ---------------    ----------------    ---------------
                    Net cash provided by operating activities                1,524,411           1,314,290          4,709,357
                                                                        ---------------    ----------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Deposits                                                                        -                   -            (9,804)
     Proceeds from sale of property and equipment                               38,561             675,440            394,423
     Purchase of property and equipment                                    (1,067,924)         (5,861,969)        (6,962,650)
                                                                        ---------------    ----------------    ---------------
                    Net cash used in investing activities                  (1,029,363)         (5,186,529)        (6,578,031)
                                                                        ---------------    ----------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on debt                                                      (1,672,288)         (3,410,778)        (6,577,928)
     Proceeds from debt issuance                                               973,164           7,394,181          8,530,269
     Debt issue cost                                                                 -                   -           (29,544)
     Dividends paid                                                                  -           (112,500)           (28,125)
                                                                        ---------------    ----------------    ---------------
                    Net cash provided by (used in) financing                  (699,124)           3,870,903          1,894,672
                        activities
                                                                        ---------------    ----------------    ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (204,076)             (1,336)             25,998

CASH AND CASH EQUIVALENTS,
     Beginning of year                                                         687,694             689,030            663,032
                                                                        ---------------    ----------------    ---------------

CASH AND CASH EQUIVALENTS,
     End of year                                                           $   483,618         $   687,694         $  689,030
                                                                        ===============    ================    ===============

CASH PAID FOR INTEREST                                                    $  3,216,034        $  3,004,015        $ 2,811,677
                                                                        ===============    ================    ===============


     The Notes to Consolidated Financial Statements are an integral part of these statements.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies

          The following is a summary of the significant accounting policies consistently applied by management in the preparation of the accompanying consolidated financial statements.

          Organization/Concentration of Credit Risk

                       GulfWest Energy Inc. and our subsidiaries intend to
                  pursue the acquisition of quality oil and gas prospects, which have proved developed and undeveloped reserves, and the development of prospects with third party industry partners.

                       The accompanying consolidated financial statements
                  include our company and its wholly-owned subsidiaries: (1) RigWest Well Service, Inc. ("RigWest"); (2) GulfWest Texas Company ("GWT"), both formed in 1996; (3) DutchWest Oil Company formed in 1997; (4) SETEX Oil and Gas Company ("SETEX") formed August 11, 1998; (5) Southeast Texas Oil and Gas Company, L.L.C. ("Setex LLC") acquired September 1, 1998;
                  (6) GulfWest Oil and Gas Company formed February 18, 1999; (7) LTW Pipeline Co. formed April 19, 1999; (8) GulfWest Development Company ("GWD") formed November 9, 2000 and (9) GulfWest Oil and Gas Company (Louisiana) LLC, formed July 31, 2001. All material intercompany transactions and balances are eliminated upon consolidation.

                       We grant credit to independent and major oil and gas
                  companies for the sale of crude oil and natural gas. In addition, we grant credit to joint owners of oil and gas properties, which we, through our subsidiary, SETEX, operate. Such amounts are secured by the underlying ownership interests in the properties. We also grant credit to various third parties through RigWest for well servicing operations.

                       We maintain cash on deposit in non-interest bearing
                  accounts, which, at times, exceed federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

          Statement of Cash Flows

                       We consider all highly liquid investment instruments
                  purchased with remaining maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows.

                  Non-Cash Investing and Financing Activities:


During the twelve month period ended December 31, 2003, we adopted Statement of Financial Accounting Standard No. 143 "Asset Retirement Obligations" (SFAS 143). As a result of adopting SFAS 143, effective January 1, 2003, we recorded an asset retirement obligation liability of $1,280,383, an increase in the carrying value of our oil and gas properties of $1,058,445, a reduction in accumulated depletion of $484,390 and an adjustment to prior income of $262,452. This liability was increased during 2003 by recognizing $76,823 in accretion expense. Also, we decreased the current portion of long term debt-related parties by applying $17,300 in deposits and reclassified $176,320 from accrued expenses to current portion of long term debt.

During the twelve month period ended December 31, 2002, we acquired $74,653 in property and equipment through notes payable to financial institutions. We also acquired $182,742 of oil producing properties in exchange of accounts receivable from a related party. In addition, we sold property and equipment, which included an account receivable of $42,000. This receivable was collected in January 2003.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies (continued)

          Statement of Cash Flows - Non-cash Investing and Financing Activities
          - continued

During the twelve month period ended December 31, 2001, we acquired $15,068,774 in property and equipment through $10,441,824 in notes payable to financial institutions and related parties, by issuing 9,000 shares of preferred stock valued at $4,500,000, by issuing 47,500 shares of common stock valued at $35,450 and by issuing 150,000 warrants valued at $91,500. Also, debt issue costs increased $170,000 in notes payable.

          Use of Estimates in the Preparation of Financial Statements

                       The preparation of consolidated financial statements in
                  conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Oil and Gas Properties

                       We use the successful efforts method of accounting for
                  oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, and geological and geophysical costs are expensed.

                       As we acquire significant oil and gas properties, any
                  unproved property that is considered individually significant is periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Capitalized costs of producing oil and gas properties and support equipment, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method.

                       On the sale of an entire interest in an unproved
                  property, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. On the sale of an entire or partial interest in a proved property, gain or loss is recognized, based upon the fair values of the interests sold and retained.

          Other Property and Equipment

                       The following tables set forth certain information with
                  respect to our other property and equipment. We provide for depreciation and amortization using the straight-line method over the following estimated useful lives of the respective assets:

                       Assets                                      Years
                       ---------------------------------        -------------
                            Automobiles                             3-5
                            Office equipment                         7
                            Gathering system                         10
                            Well servicing equipment                 10

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies - continued

          Other Property and Equipment - continued

                  Capitalized costs relating to other properties and equipment:


                                                                  2003                   2002
                                                           --------------------   --------------------
                      Automobiles                                 $    420,776           $    420,776
                      Office equipment                                 148,172                137,362
                      Gathering system                                 529,486                529,486
                      Well servicing equipment                       1,033,786              1,033,786
                                                           --------------------   --------------------
                                                                     2,132,220              2,121,410

                      Less accumulated depreciation                (1,268,330)            (1,037,076)
                                                           --------------------   --------------------

                      Net capitalized cost                        $    863,890          $   1,084,334
                                                           ====================   ====================

          Revenue Recognition

                       We recognize oil and gas revenues on the sales method as
                  oil and gas production is sold. Differences between sales and production volumes during the years ended December 31, 2003, 2002, and 2001 were not significant. Well servicing revenues are recognized as the related services are performed. Operating overhead income is recognized based upon monthly contractual amounts for lease operations and other income is recognized as earned.

          Trade Accounts Receivable

                       Trade accounts receivable are reported in the
                  consolidated balance sheet at the outstanding principal adjusted for any chargeoffs. An allocation for doubtful accounts is recognized by management based upon a review of specific customer balances, historical losses and general economic conditions.

          Fair Value of Financial Instruments

                       At December 31, 2003 and 2002, our financial instruments
                  consist of notes payable and long-term debt. Interest rates currently available to us for notes payable and long-term debt with similar terms and remaining maturities are used to estimate fair value of such financial instruments. Accordingly, the carrying amounts are a reasonable estimate of fair value.

          Debt Issue Costs

                       Debt issue costs incurred are capitalized and
                  subsequently amortized over the term of the related debt on a straight-line basis.

          Earnings (Loss) Per Share

                       Earnings (loss) per share are calculated based upon the
                  weighted-average number of outstanding common shares. Diluted earnings (loss) per share are calculated based upon the weighted-average number of outstanding common shares, plus the effect of dilutive stock options, warrants, convertible preferred stock and convertible debentures.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies - continued

          Earnings (Loss) Per Share - continued

                       We have adopted Statement of Financial Accounting
                  Standards (SFAS) No. 128 "Earnings Per Share", which requires that both basic earnings (loss) per share and diluted earnings
                  (loss) per share be presented on the face of the statement of operations. Basic earnings (loss) per share are based on the weighted-average number of outstanding common shares. Diluted earnings (loss) per-share are based on the weighted-average number of outstanding common shares and the effect of all potentially diluted common shares.

          Impairments

                       Impairments, measured using fair market value, are
                  recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets (other than unproved oil and gas properties discussed above) may not be recoverable and the future undiscounted cash flows attributable to the asset are less than its carrying value.

          Stock Based Compensation

                       In October 1995, SFAS No. 123, "Stock Based
                  Compensation," (SFAS 123) was issued. This statement requires that we choose between two different methods of accounting for stock options and warrants. The statement defines a fair-value-based method of accounting for stock options and warrants but allows an entity to continue to measure compensation cost for stock options and warrants using the accounting prescribed by APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Use of the APB 25 accounting method results in no compensation cost being recognized if options are granted at an exercise price at the current market value of the stock or higher. We will continue to use the intrinsic value method under APB 25 but are required by SFAS 123 to make pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value method had been applied in its 2003, 2002 and 2001 financial statements.

During 2003, 2002 and 2001, we issued options and warrants totaling: 2003 - 35,000 (all exercisable); 2002 - 405,000 (all exercisable); and 2001 - 184,000
(all exercisable), respectively, to employees and directors as compensation. If we had used the fair value method required by SFAS 123, our net income (loss) and per share information would approximate the following amounts:


                                          2003                           2002                         2001
                               ---------------------------    ---------------------------    ------------------------

                               As Reported      ProForma      As Reported      ProForma         As         ProForma
                                                                                             Reported
                               ------------    -----------    ------------    -----------    ----------    ----------
         SFAS 123                                                                 $ -         $ -               $ -
         compensation cost          $ -         $ 7,350            $ -           38,300                        99,360
                                    -                              -
         APB 25
         compensation cost          $ -         $ -                $ -            $ -         $ -            $ -

         Net income (loss)     $(3,151,509)    $(3,158,859)   $(4,614,813)    $(4,653,113)    $988,041       $888,681

         Income (loss) per
         common share-basic      $   (.17)      $   (.17)     $(.25)          $(.25)         $.05          $.05

         Income (loss) per
         common share-diluted    $   (.17)      $   (.17)     $(.25)          $(.25)         $.05          $.04


                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies - continued

          Stock Based Compensation  - continued

                       The effects of applying SFAS 123 as disclosed above are
                  not indicative of future amounts. We anticipate making additional stock based employee compensation awards in the future.

                       We use the Black-Sholes option-pricing model to estimate
                  the fair value of the options and warrants (to employee and non-employees) on the grant date. Significant assumptions include (1) risk free interest rate 2003 - 3.0%; 2002 - 3.0%; 2001 - 4.5%; (2) weighted average expected life 2003 - 3.4; 2002 - 3.6; 2001 - 5.0; (3) expected volatility of 2003 -
                  147.43; 2002 - 101.73%; 2001 - 103.27%; and (4) no expected dividends.

          Implementation of New Financial Accounting Standards

                       Effective January 1, 2001, we adopted SFAS No. 133
                  "Accounting for Derivative Instruments and Other Hedging Activities", as amended by SFAS No. 137 and No. 138. As a result of a financing agreement with an energy lender, we were required to enter into an oil and gas hedging agreement with the lender. It has been determined this agreement meets the definition of SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and is accounted for as a derivative instrument.

The estimated change in fair value of the derivatives is reported in Other Income and Expense as unrealized (gain) loss on derivative instruments. The estimated fair value of the derivatives is reported in Other Assets (or Other Liabilities) as derivative instruments.

The estimated fair value of the derivative instruments at January 1, 2001, the date of initial application of SFAS 133, of $3,747,435 is reported in the Statement of Operations as the cumulative effect of a change in accounting principle.

                       In June, 2001, SFAS No. 141 "Business Combinations" and
                  SFAS No. 142 "Goodwill and Other Intangible Assets were issued. We presently have no goodwill or intangible assets and are thus not affected by SFAS No. 142.

                       Effective January 1, 2002, we adopted SFAS No. 144,
                  "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement requires the following three-step approach for assessing and recognizing the impairment of long-lived assets: (1) consider whether indicators of impairment of long-lived assets are present; (2) if indicators of impairment are present, determine whether the sum of the estimated undiscounted future cash flows attributable to the assets in question is less than their carrying amount; and (3) if less, recognize an impairment loss based on the excess of the carrying amount of the assets over their respective fair values. In addition, SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset to be disposed of other than by sale (such as abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset as "held for sale". The adoption of SFAS No. 144 did not have a material impact on our financial statements since it retained the fundamental provisions of SFAS No. 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," related to the recognition and measurement of the impairment of long-lived assets to be "held and used".

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies - continued

          Implementation of New Financial Accounting Standards - continued

                       In June 2002, the FASB issued SFAS No. 146, "Accounting
                  for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the fair value is the objective for the initial measurement of the liability. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. This statement will impact the timing of our recognition of liabilities for costs associated with exit or disposal activities.

                       Beginning in 2003, Statement of Financial Accounting
                  Standards No. 143, "Asset Retirement Obligations" ("SFAS 143") requires us to recognize an estimated liability for the plugging and abandonment of our oil and gas wells and associated pipelines and equipment. Consistent with industry practice, historically we had assumed the cost of plugging and abandonment would be offset by salvage value received. This statement requires us to record a liability in the period in which our asset retirement obligation ("ARO") is incurred. After initial recognition of the liability, we must capitalize an additional asset cost equal to the amount of the liability. In addition to any obligation that arises after the effective date of SFAS 143, upon initial adoption we must recognize (1) a liability for any existing ARO's, (2) capitalized cost related to the liability, and (3) accumulated depreciation, depletion and amortization on that capitalized cost adjusting for the salvage value of related equipment.

                       The estimated liability is based on historical experience
                  in plugging and abandoning wells, estimated remaining lives of those wells based on reserves estimates and federal and state regulatory requirements. The liability is discounted using an assumed credit-adjusted risk-free rate of 7.5%. Revisions to the liability could occur due to changes in estimates of plugging and abandonment costs, changes in the risk-free rate or remaining lives of the wells, or if federal or state regulators enact new plugging and abandonment requirements. At the time of abandonment, we will be required to recognize a gain or loss on abandonment if the actual costs do not equal the estimated costs.

                       The adoption of SFAS 143 resulted in a January 1, 2003
                  cumulative effect adjustment to record (i) a $1,058,445 increase in the carrying value of proved properties, (ii) a $484,390 decrease in accumulated depreciation, depletion and amortization, (iii) a $1,280,383 increase in noncurrent liabilities, and (iv) a $262,452 gain, net of tax.

Note 2.  Operations and Management Plans

         At December 31, 2003, our current liabilities exceeded our current assets by $42,876,963. We had a loss available to common shareholders of $3,151,509 compared to a loss available to common shareholders of $4,614,813 at December 31, 2002. This loss included non-cash items of $537,526 for unrealized gain on derivative instruments, a loss of $358,737 for abandonment of properties and a $262,452 gain from the recording of Asset Retirement Obligations ("ARO's"), as required by SFAS 143, at January 1, 2003.

         In 2004, we will continue the recapitalization of debt and funding of our capital development program that we began in 2003. Following are the steps we are taking and plan to take to achieve that purpose:

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.   Operations and Management Plans - continued

          (a) The first step is to close the refinancing of our largest debt of $27.8 million held by Concert Capital Resources LP ("CCR") and loaned to our wholly-owned subsidiary, GulfWest Oil & Gas Company. We have entered into an agreement with a new lending source that, subject to due diligence, will fund approximately $14 million to purchase the $27.8 million note. The new debt financing will also provide for the payment of closing costs. CCR has agreed to sell the note to our new financier for a $14 million cash payment and a $4 million subordinated note from us.

         (b) Secondly, we are continuing to work with our financial advisor to raise an additional $4 to $5 million through the sale of our preferred stock. Proceeds from this equity sale will be used for working capital and fund our new development projects. The refinancing of the CCR debt and sale of new equity are both currently scheduled to close in April, 2004.

         (c) Effective December 1, 200l and amended August 16, 2002, we entered into an Oil and Gas Property Acquisition, Exploration and Development Agreement (the "Summit Agreement") with Summit Investment Group-Texas, L.L.C., an unrelated party, ("Summit"). Under the agreement, Summit provided payments in the aggregate of $1,200,000 in advanced funds for our use in the acquisition of oil and gas leases and other mineral and royalty interests, and production activities, and was to recoup and recover those advanced funds.

         In a subsequent event on March 5, 2004, we entered into an Option Agreement for the Purchase of Oil and Gas Leases (the "Addison Agreement") with
W. L. Addison Investments L.L.C., a private company owned by Mr. J. Virgil Waggoner and Mr. John E. Loehr, two of our directors, (`Addison"). Under the Addison Agreement, Addison agreed to pay Summit, on our behalf, the non-recouped and outstanding advanced funds amounting to $1,200,000, thereby retiring the Summit Agreement. For consideration of such payment, Addison acquired certain oil and gas leases and wellbores from Summit but agreed to grant us a 180-day redemption option (which may be extended by mutual consent) to purchase the same for $1,200,000, plus interest at the prime rate plus 2%. We tendered Addison a promissory note in the amount of $600,000, with interest at the prime rate plus 2%, to substitute for an account payable to Summit, pursuant to the Summit Agreement, in the same amount. The note will be considered paid in full if we exercise the redemption option and pay the $1,200,000, plus interest. Summit retained the right to participate up to a 25% WORKING INTEREST in the drilling of any wells on the leases acquired by Addison. In the event we exercise the redemption option, Addison may, at its sole option, retain up to a 25% WORKING INTEREST in the leases.

         (d) Finally, after completing the above, we will pursue the consolidation of all of our debt, including other asset and bridge loans. Our goal is to simplify our financial structure and provide adequate capitalization for the development of our oil and gas assets.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Cost of Oil and Gas Properties

               The following tables set forth certain information with respect to our oil and gas producing activities for the periods presented:

          Capitalized Costs Relating to Oil and Gas Producing Activities:


                                                                          2003                      2002
                                                                     ----------------          ----------------
              Unproved oil and gas properties                             $  261,650                $  439,926
              Proved oil and gas properties                               54,669,482                52,847,625
              Support equipment and facilities                             3,541,754                 3,498,492
                                                                     ----------------          ----------------
                                                                          58,472,886                56,786,043
              Less accumulated depreciation, depletion and
              Amortization                                               (8,749,601)               (7,461,421)
                                                                     ----------------          ----------------
              Net capitalized costs                                      $49,723,285               $49,324,622
                                                                     ================          ================

          Results of Operations for Oil and Gas Producing Activities:


                                                                      2003                2002               2001
                                                                  ---------------    ----------------    ---------------
              Oil and gas sales                                       $10,844,466         $10,447,169       $ 12,426,103
              Production costs                                        (5,527,841)         (5,430,205)        (5,155,500)
              Depreciation, depletion and amortization                (1,527,727)         (2,187,036)        (2,018,890)
              Accretion expense                                        (76,823)                   -                  -
                                                                  ---------------    ----------------    ---------------
              Income tax expense                                              -                   -                  _
                                                                  ---------------    ----------------    ---------------
              Results of operations for oil and gas                                                          $ 5,251,713
                   producing activities - income                      $ 3,712,075         $ 2,829,928
                                                                  ===============    ================    ===============

              Costs Incurred in Oil and Gas Producing Activities:


                                                                      2003                2002               2001
                                                                  ---------------   ----------------    ---------------
              Property Acquisitions

                    Proved                                                   $-          $  562,760       $ 15,236,808
                    Unproved                                            110,119              14,401            154,076
              Development Costs                                       2,024,663           5,141,075          6,317,527
                                                                  ---------------    ----------------    ---------------
                                                                    $ 2,134,782         $ 5,718,236       $ 21,708,411
                                                                  ===============    ================    ===============

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.   Cost of Oil and Gas Properties - continued

               Effective July 1, 2001, we acquired interests in oil and gas properties located in Texas and Louisiana from an unrelated party, Grand Goldking L.L.C. The acquisition cost was $15,077,358, consisting of 9,000 shares of Series E preferred stock valued at $4,500,000 and $10,000,000 in debt. In addition, we paid $545,300 in commissions to unrelated parties. The commissions were paid by issuing 10,000 shares of common stock valued at $8,800, 150,000 warrants valued at $91,500 and $445,000 in cash. We incurred additional cash costs of $33,058 related to the acquisition. On the same date, we transferred its ownership interest in these properties to our wholly owned subsidiary, GulfWest Oil and Gas Company.

               Supplemental unaudited pro forma information (under the purchase method of accounting) presenting the results of operations for the year ended December 31, 2001, as if the Grand Goldking acquisition had occurred as of January 1, 2001:

                                   Year Ended
                                  December 31,
                                      2001
                                                               ----------------
                 Operating revenues                               $ 15,649,329
                 Operating expenses                                 10,652,222
                                                               ----------------
                 Income from operations                              4,997,107
                 Other income and expense                          (3,325,166)
                 Income taxes                                                -
                                                               ----------------
                 Net income                                          1,671,941
                 Preferred dividends                                 (112,500)
                                                               ----------------
                 Net income to common shareholders                 $ 1,559,441
                                                               ================
                 Earnings per share
                      Basic                                          $    0.08
                                                               ================
                      Diluted                                        $    0.07
                                                               ================

               Effective January 1, 2002, we acquired oil and gas properties located in Louisiana from a related party for $182,742. The acquisition price was the amount of accounts receivable due us.

Note 4.   Accrued Expenses

              Accrued expenses consisted of the following:

                                                  December 31,               December 31,
                                                      2003                       2002
                                                 ----------------          -----------------
                 Payroll and payroll taxes            $    5,833                 $    1,863
                 Interest                                395,735                    414,724
                 Professional fees                        42,000                     42,000
                                                 ----------------          -----------------
                                                      $  443,568                 $  458,587
                                                 ================          =================

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.   Notes Payable and Long-Term Debt

          Notes payable is as follows:

                                                                                     2003                2002
                                                                                 -------------     ------------------
         Non-interest  bearing note payable to an unrelated party;  payable out      $ 40,300              $  40,300
         of 50% of the net  transportation  revenues from a certain natural gas pipeline; no due date.

         Promissory  note  payable to a former  director at 8%; due May,  2001;
         unsecured.                                                                    40,000                 40,000

         Promissory note payable to an unrelated party at 10%; payable on
              demand; unsecured.                                                       45,000                 45,000

         Line of credit (up to $2,500,000) to a bank; due October, 2002; secured by guaranty of a director; interest greater of prime rate less .25% or
         5.25%, (prime rate 4.0% at December 31, 2003). Line of
         credit increased to $3,000,000 and due date extended to April, 2004.       2,995,488              2,995,488

         Note payable to a bank; due March, 2003; interest at prime rate plus 1%
         (prime rate 4.0% at December 31, 2003); secured by guaranty of
         three of our directors; retired September 2003.                                                     500,000

         Promissory note payable to an unrelated party; payable on demand;
         interest at 8%; interest increased to 12% on January 1, 2003; secured
         by certain oil and gas properties.                                           300,000                300,000

         Note payable to a bank; due July, 2004; secured by guaranty of a director; interest at prime rate (prime rate 4.0% at December 31,
         2003 with a floor of 4.75% and a ceiling of 8.0%.                            948,400              1,000,000

         Promissory  note  payable  to  unrelated  party;  interest  at 6%; due
         June,  2003.                                                                  55,300                 55,300

         Promissory  note payable to one of our directors;  interest at 8%; due
         on demand; unsecured.                                                         50,000                 50,000

         Promissory note payable to one of our directors; interest at prime rate
         (prime rate 4.0% at December 31, 2003); due May, 2003; secured by common stock of DutchWest Oil Company, our wholly owned
         subsidiary.                                                                1,375,000              1,200,000

         Promissory note payable to an unrelated party at 8%; due June 2003;
         secured by 4% of the common stock of DutchWest Oil Company, our
         wholly owned subsidiary                                                      100,000                      -

         Promissory note payable to an unrelated party at 8%; due May 2003;
         secured by 8% of the common stock of DutchWest Oil Company, our
         wholly owned subsidiary                                                      200,000                      -


                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.   Notes Payable and Long-Term Debt

          Notes payable is as follows - continued:

                                                                                    2003                 2002
                                                                                --------------    -------------------
         Line of credit (up to $3,500,000)  to a bank; due June 2004;  secured by the  guaranty  of a  director;  interest at prime rate (prime rate
         4.0% at  December  31,  2003)  with a floor of 4.75% and a ceiling of
         8.0%                                                                     3,497,677                      -
                                                                                --------------    -------------------
                                                                                $ 9,647,165       $      6,226,088
                                                                                ==============    ===================

               The weighted average interest rate for notes payable at December
31, 2003 and 2002 was 5.0% and 4.7%, respectively.

          Long-term debt is as follows:

                                                                                     2003                2002
                                                                                 -------------     ------------------
         Line  of  credit  (up  to  $3,000,000)  to a  bank;  due  July,  2003;
         secured  by  the  guaranty  of a  director;  interest  at  prime  rate
         (prime rate 4.0% at December 31, 2003);  replaced by a short-term line
         of credit (up to $3,500,000) from the same bank.                             $     -           $  2,999,515

         Subordinated  promissory notes to various individuals at 9.5% interest
         per annum; amounts include $50,000 due to related parties; past due.         150,000                150,000

         Notes payable to finance vehicles, payable in aggregate monthly installments of approximately $4,000, including interest of.9% to 13%
         per annum; secured by the related equipment; due
         various dates through 2007.                                                   69,500                116,721

         Note payable to related party to finance equipment with monthly installments of $5,200, including interest at 13.76% per annum; final payment due October, 2003; secured by related equipment;
         retired June, 2003.                                                                -                 48,850

         Promissory  note to a director;  interest at 8.5%;  due  December  31,
         2003.                                                                         78,941                 95,670

         Note payable to a bank with monthly principal payments of $2,300;
         interest at 9.5%; due May, 2003; secured by related equipment;
         retired May, 2003.                                                                 -                 11,630

         Note payable to an energy lender; interest at prime plus 3.5% (prime rate 4.0% at December 31, 2003) payable monthly out of 90% net profits from certain oil and gas properties; final payment
         due May, 2004; secured by related oil and gas properties.                 27,574,769             27,907,509


                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.   Notes Payable and Long-Term Debt

          Long-term debt is as follows - continued:

                                                                                   2003                   2002
                                                                             ------------------     -----------------
         Note  payable  to  a  bank  with  monthly  principal  payments  of
         $36,000;  interest  at prime plus 1% (prime  rate 4.0% at December
         31,  2003) with a minimum  prime rate of 5.5%;  final  payment due
         November,  2003;  secured  by  related  oil  and  gas  properties;
         Extended to March, 2004.                                                    1,564,000             1,996,000

         Note payable to unrelated party to finance saltwater disposal well with monthly installments of $4,540, including interest at 10% per annum;
         final payment due January, 2005; secured by
         related well.                                                                 123,624               123,624

         Note payable to related party to finance equipment with monthly installments of $5,109, including interest at 13.75% per annum; final payment due February, 2004; secured by related
         equipment; retired June, 2003.                                                      -                65,743

         Note payable to related party to finance equipment with monthly installments of $608, including interest at 11% per annum; final payment due February, 2004; secured by related
         equipment.                                                                      1,211                 7,960
                                                                             ------------------     -----------------
                                                                                    29,562,045            33,523,222
         Less current portion
                                                                                  (29,526,244)          (33,385,414)
                                                                             ------------------     -----------------
         Total long-term debt                                                       $   35,801           $   137,808
                                                                             ==================     =================

               Estimated annual maturities for long-term debt are as follows:

                   2004                                                              $ 29,526,244
                   2005                                                                    27,292
                   2006                                                                     7,150
                   2007                                                                     1,359
                   2008                                                                         -
                                                                                ------------------
                                                                                     $ 29,562,045
                                                                                ==================

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.   Shareholders' Equity

          COMMON STOCK

                                                                                    2003               2002
                                                                              -----------------    --------------
         Par  value  $.001;   40,000,000   shares   authorized;   18,492,541
         shares  issued and  outstanding  as of December  31, 2003 and 2002,
         respectively                                                               $   18,493          $ 18,493
                                                                              =================    ==============

          PREFERRED STOCK

         Series D, par value $.01; 12,000 shares authorized; 8,000 shares issued and outstanding at December 31, 2003 and 2002. The Series D preferred stock does not pay dividends and is not redeemable. The liquidation value is $500 per share. After three years from the date of issue, and thereafter, the shares are convertible to common stock based upon a value of $500 per Series
         D share divided by $8 per share of common stock.                                   80                80

         Series E, par value $.01; 9,000 shares authorized; 9,000 shares issued and outstanding at December 31, 2003 and 2002. The Series E preferred stock pays dividends, as declared, at a rate of 2.5% per annum, has a liquidation value of $500 per share, may be redeemed at our option and, if not redeemed after two years, is convertible to common stock based upon a value of $500 per Series
         E share divided by $2 per share of common stock.                                   90                90

         Series F, par value $.01; 2,000 shares authorized; 2,000 shares issued and outstanding at December 31, 2003. The Series F preferred stock pays dividends, as declared, at a rate of 2.5% per annum, has a liquidation value of $500 per share, may be redeemed at our option and, if not redeemed after two years, is convertible to common stock based upon a value of $500 per Series E share divided by $1 per share of common
         stock.                                                                             20                 -
                                                                              -----------------    --------------
                                                                                     $     190                170
                                                                              =================    ==============


               All classes of preferred shareholders have liquidation preference over common shareholders of $500 per preferred share, plus accrued dividends. Dividends in arrears at December 31, 2003 we $127,083 (Series E $112,500; Series F $14,583).

          STOCK OPTIONS

               We maintain a Non-Qualified Stock Option Plan (as amended and restated, the "Plan"), which authorizes the grant of options of up to 2,000,000 shares of common stock. Under the Plan, options may be granted to any of our key employees (including officers), employee and nonemployee directors, and advisors. A committee appointed by the Board administers the Plan. Prior to 1999, options granted under the Plan had been granted at an option price of $3.13 and $1.81 per share. In July 1999, the Board authorized that all then current employee and director options under the plan be reduced to a price of $.75 per share. Following is a schedule by year of the activity related to stock options, including weighted-average ("WTD AVG") exercise prices of options in each category.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.   Shareholders' Equity - continued

                                               2003                            2002                          2001
                                    ---------------------------    -----------------------------    ------------------------
                                    Wtd Avg                         Wtd Avg                         Wtd Avg
                                    Prices          Number          Prices           Number          Prices        Number
                                    --------    ---------------    ----------    ---------------    ---------    -----------
         Balance, January 1         $   .90         1,067,000      $ 1.03           1,097,000       $    .09        923,000
               Options issued       $   .75            35,000      $  .75              35,000       $    .83        184,000
               Options expired      $     -               -        $ 3.00             (65,000)      $   3.00        (10,000)
                                                ---------------                  ---------------                 -----------
         Balance, December 31       $   .90         1,102,000      $  .90           1,067,000       $   1.03       1,097,000
                                                ===============                  ===============                 ===========

               All options were exercisable at December 31, 2003. Following is a schedule by year and by exercise price of the expiration of our stock options issued as of December 31, 2003:

                        2004           2005          2006          2007        Thereafter         Total
                      ----------    -----------    ----------    ----------    ------------     -----------
            $ .75       432,000                                     35,000         185,000         652,000
            $ .83                                    184,000                                       184,000
            $1.13                      100,000                                                     100,000
            $1.20                      106,000                                                     106,000
            $1.81                                                                   60,000          60,000
                      ----------    -----------    ----------    ----------    ------------     -----------
                        432,000        206,000       184,000        35,000         210,000       1,102,000
                      ==========    ===========    ==========    ==========    ============     ===========

          STOCK WARRANTS

               We have issued a significant number of stock warrants for a variety of reasons, including compensation to employees, additional inducements to purchase our common or preferred stock, inducements related to the issuance of debt and for payment of goods and services. Following is a schedule by year of the activity related to stock warrants, including weighted-average exercise prices of warrants in each category:

                                               2003                          2002                           2001
                                     --------------------------    --------------------------    ---------------------------
                                     Wtd Avg                       Wtd Avg                       Wtd Avg
                                      Prices         Number         Prices         Number         Prices         Number
                                     ---------    -------------    ---------    -------------    ---------    --------------
                                     ---------    -------------    ---------    -------------    ---------    --------------
         Balance, January 1            $ 1.24        2,181,754        $2.15        1,306,754       $ 2.31         1,392,254
             Warrants issued            $ .75          150,000        $ .75        1,145,000        $ .75           150,000
             Warrants exercised
                  or expired          $(3.61)        (366,754)        $3.57        (270,000)       $ 2.22         (235,500)
                                                  -------------                 -------------                 --------------

         Balance, December 31           $ .76        1,965,000        $1.24        2,181,754       $ 2.15         1,306,754
                                                  =============                 =============                 ==============

          Included in the "warrants issued" and "warrants exercised/expired" columns in 2002 were 270,000 warrants whose price was reduced in 2002 to $.75.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.   Shareholders' Equity - continued

          Following is a schedule by year and by exercise price of the expiration of our stock warrants issued as of December 31, 2003:

                          2004          2005            2006            2007            2008            TOTAL
                          ----          ----            ----            ----            ----            -----
          $  .75                       225,000        1,590,000                                        1,815,000
             .875                      150,000                                                           150,000
                        ----------    ----------    -------------    ------------    -----------     ------------
                            -          375,000       1,590,000            -              -             1,965,000
                        ==========    ==========    =============    ============    ===========     ============

               Warrants outstanding to our officers, directors and employees at December 31, 2003 and 2002 were approximately 1,515,000 and 1,682,000, respectively. The exercise prices on these warrants range from $.75 to $.88 and expire various dates through 2006.

Note 7.   Income (Loss) Per Common Share

          The following is a reconciliation of the numerators and denominators used in computing income (loss) per share:


                                                         2003                  2002                 2001
                                                   ------------------    -----------------    ------------------
         Net income (loss)                         $      (3,024,426)    $     (4,502,313)    $       1,044,291
         Preferred stock dividends                          (127,083)            (112,500)              (56,250)
                                                   ------------------    -----------------    ------------------
         Income (loss) available to common
         shareholders (numerator)                  $      (3,151,509)    $     (4,614,813)    $         988,041
                                                   ==================    =================    ==================
         Weighted-average number of shares
            of common stock basic                         18,492,541           18,492,541            18,464,343
         (denominator)
                                                   ------------------    -----------------    ------------------
         Income (loss) per share - basic           $          (.17)      $           (.25)    $             .05
                                                   ==================    =================    ==================

               Potential dilutive securities (stock options, stock warrants and convertible preferred stock) in 2003 and 2002 have not been considered since we reported a net loss and, accordingly, their effects would be antidilutive. Potential dilutive securities (stock options, stock warrants and convertible preferred stock) totaling 2,780,520 weighted average shares in 2001 have been considered but there is no effect on income per common share.

Note 8.   Related Party Transactions

              On December 1, 1992, Ray Holifield and Associates, Inc. executed an unsecured promissory note to us for $118,645 with interest at 10% per annum, due on October 1, 1993. At December 31, 1993, the note was still outstanding. During 1994, we entered into an agreement with the Holifield Trust in which Holifield will make payments on the past due note from future oil and gas revenue. During 1995, $10,995 of interest payments were received. At December 31, 2001 the unsecured promissory note had been fully reserved. At December 31, 2002, the unsecured promissory note had been fully written off.

     ON DECEMBER 1, 1992, PARKWAY PETROLEUM COMPANY, A RAY HOLIFIELD RELATED COMPANY, EXECUTED AN UNSECURED PROMISSORY NOTE TO US FOR $54,616 WITH INTEREST AT 10% PER ANNUM, DUE ON OCTOBER 1, 1993. THE NOTE WAS ISSUED FOR AMOUNTS DUE FROM CONTRACT DRILLING SERVICES WE PROVIDED PARKWAY PETROLEUM

                     GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.   Related Party Transactions - continued

          Company. At December 31, 1993, the note was still outstanding. During 1994, we entered into an agreement with the Holifield Trust in which Holifield will make payments on the past due note from future oil and gas revenue.

          During 1995, $6,250 of interest payments were received. At December 31, 2001, the unsecured promissory note had been fully reserved. At December 31, 2002, the unsecured promissory note had been fully written off.

               On January 10, 1994, we entered into a consulting agreement with Williams Southwest Drilling Company, Inc. ("Williams") whereby we would provide management and accounting services for $25,000 per month for a period of one year. We accrued the consulting fees with an offset to deferred income until payment of the fees is actually received. During 1994, $172,140 was recorded as consulting fee income. Beginning in the second quarter 1994, we began recognizing consulting income only as cash payments were received. Prior to the second quarter, $75,000 in consulting fee revenue was accrued. We received $97,140 in consulting fee payments. As of December 31, 1994, the receivable from Williams of $202,860 for consulting fees has been offset by deferred income of $127,860 and a provision for doubtful accounts of $75,000. Effective January 1, 1995, we received a promissory note from Williams in the amount of $202,860, bearing interest at the rate of 10% per annum, and payable in quarterly installments of principal and interest of $15,538.87. At December 31, 2001, the unsecured promissory note had been fully reserved. At December 31, 2002, the unsecured promissory note had been fully written off.

               From July 22 to August 13, 1998, we advanced sums totaling $102,000 to Gulf Coast Exploration, Inc. At December 31, 2001, the debt had been fully reserved. At December 31, 2002, the debt had been fully written off.

               On October 1, 1998, Toro Oil Company executed an unsecured promissory note to us for the purchase of 100% of WestCo for $150,000, with interest at the prime rate per annum and due September 30, 1999. To date, no principal payments have been received. At December 31, 2001, the promissory note had been fully reserved. At December 31, 2002, the debt had been fully written off.

               In a subsequent event on March 5, 2004, we entered into an Option Agreement for the Purchase of Oil and Gas Leases (the "Addison Agreement") with W. L. Addison Investments L.L.C., a private company owned by Mr. J. Virgil Waggoner and Mr. John E. Loehr, two of our directors, (`Addison"). Effective December 1, 200l and amended August 16, 2002, we had entered into an Oil and Gas Property Acquisition, Exploration and Development Agreement (the "Summit Agreement") with Summit Investment Group-Texas, L.L.C., an unrelated party, ("Summit"). Under the agreement, Summit provided payments in the aggregate of $1,200,000 in advanced funds for our use in the acquisition of oil and gas leases and other mineral and royalty interests, and production activities, and was to recoup and recover those advanced funds. Under the Addison Agreement, Addison agreed to pay Summit, on our behalf, the non-recouped and outstanding advanced funds amounting to $1,200,000, thereby retiring the Summit Agreement. For consideration of such payment, Addison acquired certain oil and gas leases and wellbores from Summit but agreed to grant us a 180-day redemption option (which may be extended by mutual consent) to purchase the same for $1,200,000, plus interest at the prime rate plus 2%. We tendered Addison a promissory note in the amount of $600,000, with interest at the prime rate plus 2%, to substitute for an account payable due to Summit, pursuant to the Summit Agreement, in the same amount. The note will be considered paid in full if we exercise the redemption option and pay the $1,200,000, plus interest. Summit retained the right to participate up to a 25% WORKING INTEREST in the drilling of any wells on the leases acquired by Addison. In the event we exercise the redemption option, Addison may, at its sole option, retain up to a 25% WORKING INTEREST in the leases.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.   Related Party Transactions - continued

          Interest expensed on related party notes totaled approximately $76,000, $53,000 and $128,000 for the years ended December 31, 2003,
          2002 and 2001 respectively.

Note 9.   Income Taxes

               The components of the net deferred federal income tax assets (liabilities) recognized in our consolidated balance sheets were as follows:

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Income Taxes - continued


                                                                     December 31,          December 31,
                                                                         2003                  2002
                                                                         ----                  ----
         Deferred tax assets
             Net operating loss carryforwards                      $   6,352,507          $ 5,236,485
             Oil and gas properties                                      610,381              542,131
             Capital loss carryforwards                                  -                     93,211
             Derivative instruments                                      201,099              383,858
             Accretion                                                    26,120              -
                                                                   -----------------    ---------------

         Net deferred tax assets before
             valuation allowance                                       7,190,107            6,255,685

         Valuation allowance                                          (7,190,107)          (6,255,685)
                                                                   -----------------    -------------------
         Net deferred tax assets (liabilities)                     $           -        $              -
                                                                   =================    ===================

          As of December 31, 2003 and 2002, we did not believe it was more likely than not that the net operating loss carryforwards would be realizable through generation of future taxable income; therefore, they were fully reserved.

               The following table summarizes the difference between the actual tax provision and the amounts obtained by applying the statutory tax rate of 34% to the income (loss) before income taxes for the years ended December 31, 2003, 2002 and 2001.

                                                                     2003                2002                2001
                                                               -----------------   -----------------    ----------------
         Tax (benefit) calculated at statutory rate            $   (1,028,305)     $   (1,530,786)      $ 355,059

         Increase (reductions) in taxes due to:

             Effect on non-deductible expenses                        362,910              65,174          18,157
             Change in valuation allowance                            934,422           1,586,988        (345,754)
             Other                                                   (269,027)           (121,376)        (27,462)
                                                               -----------------   -----------------    ----------------
         Current federal income tax provision                  $       -           $       -            $    -
                                                               =================   =================    ================

               As of December 31, 2003 we had net operating loss carryforwards of approximately $18,700,000, which are available to reduce future taxable income and capital gains, respectively, and the related income tax liability. The net operating loss carryforward expires at various dates through 2023.

Note 10.  Commitments and Contingencies

          Oil and Gas Hedging Activities

               We entered into an agreement with an energy lender commencing in May, 2000, to hedge a portion of our oil and gas sales for the period of May, 2000 through April, 2004. The agreement called for initial volumes of 7,900 barrels of oil and 52,400 Mmbtu of gas per month, declining monthly thereafter. We entered into a second agreement with the energy lender, commencing September, 2001, to hedge an additional portion of our oil and gas sales for the periods of September, 2001 through July, 2004 and September, 2001 through December 2002, respectively. The agreement called for initial volumes of 15,000 barrels of oil and

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Commitments and Contingencies - continued

          50,000 Mmbtu of gas per month, declining monthly thereafter. Volumes at December 31, 2003 had declined to 6,400 barrels of oil and 21,200 Mmbtu of gas. As a result of these agreements, we realized a reduction in revenues of $1,496,303, $368,776 and $762,480 for the twelve-month periods ended December 31, 2003, 2002 and 2001, respectively, which is included in oil and gas sales.

          Lease Obligations

               We lease office space at one location under a sixty-four (64) month lease, which commenced December 1, 2001 and was amended May 30, 2002 after expansion. Annual commitments under the lease are: 2004 - $130,050, 2005 - $132,979, 2006 - $135,323 and 2007 - $33,977. Total
          rent expense for the years ended December 31, 2003, 2002 and 2001 were approximately $134,500, $91,000 and $60,000, respectively.

          Litigation

               >From time to time, we are involved in litigation arising out of our operations or from disputes with vendors in the normal course of business. As of March 29, 2004, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on our consolidated financial statements.

               The estimates of proved oil and gas reserves utilized in the preparation of the financial statements are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations over prices and costs existing at year end except by contractual arrangements.

               We emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Our policy is to amortize capitalized oil and gas costs on the unit of production method, based upon these reserve estimates. It is reasonably possible that, because of changes in market conditions or the inherent imprecision of these reserve estimates, that the estimates of future cash inflows, future gross revenues, the amount of oil and gas reserves, the remaining estimated lives of the oil and gas properties, or any combination of the above may be increased or reduced in the near term. If reduced, the carrying amount of capitalized oil and gas properties may be reduced materially in the near term.

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Oil and Gas Reserves Information (Unaudited) - continued

               The following unaudited table sets forth proved oil and gas reserves, all within the United States, at December 31, 2003, 2002, and 2001, together with the changes therein.


                                                                                    Crude Oil          Natural Gas
                                                                                      (BBls)              (MCF)
                                                                                  ---------------    ----------------
         QUANTITIES OF PROVED RESERVES:
              Balance December 31, 2000                                                4,575,179          24,811,919
                   Revisions                                                            (386,078)            238,595
                   Extensions, discoveries and additions                                   5,676             895,333
                   Purchase                                                            2,078,561          14,905,837
                   Sales                                                                (107,225)              1,122
                   Production                                                           (294,276)         (1,594,899)
                                                                                  ---------------    ----------------

              Balance December 31, 2001                                                5,871,837          39,257,907
                   Revisions                                                            (125,468)         (4,959,229)
                   Extensions, discoveries and additions                                  22,129           1,090,024
                   Purchase                                                               52,480           1,090,025
                   Sales                                                                 (20,698)           (837,856)
                   Production                                                           (278,374)         (1,487,048)
                                                                                  ---------------    ----------------

              Balance December 31, 2002                                                5,521,906          34,158,823
                   Revisions                                                            (262,608)           (308,080)
                   Extensions, discoveries and additions                                       -                   -
                   Purchase                                                                    -                   -
                   Sales                                                                       -                   -
                   Production                                                           (221,335)         (1,190,624)
                                                                                  ---------------    ----------------

              Balance December 31, 2003                                                5,037,963          32,660,119
                                                                                  ===============    ================

         PROVED DEVELOPED RESERVES:
              December 31, 2001                                                        3,939,593          21,203,989
                                                                                  ===============    ================
              December 31, 2002                                                        4,025,552          25,374,113
                                                                                  ===============    ================
              December 31, 2003                                                        3,772,926          24,642,407
                                                                                  ===============    ================

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.    Oil and Gas Reserves Information (Unaudited) - continued

          STANDARDIZED MEASURE:

          Standardized measure of discounted future net cash flows relating to proved reserves:

                                                                  2003                  2002                 2001
                                                           -------------------    -----------------    -----------------
         Future cash inflows                               $     336,795,385      $ 308,381,837        $ 199,162,921

         Future production and development costs
            Production                                           109,468,727        105,629,872           77,526,278
            Development                                           21,460,459         23,350,811           23,610,596
                                                           -------------------    -----------------    -----------------

         Future cash flows before income taxes                    205,866,199        179,401,154            98,026,047
         Future income taxes                                      (46,885,360)       (38,611,577)          (13,281,358)
                                                           -------------------    -----------------    -----------------

         Future net cash flows after income taxes                 158,980,839         140,789,577           84,744,689
         10% annual discount for estimated
           timing of cash flows                                   (70,653,419)        (63,165,742)         (35,895,306)
                                                           -------------------    -----------------    -----------------

         Standardized measure of discounted
           future net cash flows                           $       88,327,420     $   77,623,835       $   48,849,383
                                                           ===================    =================    =================

The following reconciles the change in the standardized measure of discounted future net cash flows:

         Beginning of year                                 $       77,623,835     $   48,849,383       $   90,381,127

         Changes from:
            Purchases                                              -                   3,054,793           27,032,359
            Sales                                                  -                    (953,159)            (443,324)
            Extensions, discoveries and improved
             recovery, less related costs                          -                   2,002,176              427,192
            Sales of oil and gas produced net of
                production costs                                   (5,316,619)        (5,016,964)          (7,270,603)
            Revision of quantity estimates                        (3,751,921)         (9,974,557)          (1,783,276)
            Accretion of discount                                   9,889,881          5,649,945           12,414,073
            Change in income taxes                                 (4,793,281)       (13,624,917)           26,109,535
            Changes in estimated future
                development costs                                   2,003,801        (5,254,561)          (6,360,990)
           Development costs incurred that
                reduced future development costs                    2,024,663          5,569,881            5,945,369
           Change in sales and transfer prices,
                net of production costs                            16,470,113         46,903,282         (89,573,528)
           Changes in production rates (timing)
                and other                                         (5,823,052)            418,533          (8,028,551)
                                                           -------------------    -----------------    -----------------
          End of year                                           $  88,327,420        $77,623,835         $ 48,849,383
                                                           ===================    =================    =================

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.    Quarterly Results (Unaudited)

               Summary data relating to the results of operations for each quarter for the years ended December 31, 2003 and 2002 follows:


                                                                      Three Months Ended
                                          ---------------------------------------------------------------------------
                                             March 31             June 30         September 30         December 31
                                          ----------------    ----------------   ----------------    ----------------
     2003
          Net sales                           $ 3,250,603         $ 2,790,124        $ 2,436,063         $  2,533,933
          Gross profit                            862,683             406,576             81,573             (433,321)
          Net income (loss)                       120,659          (1,231,883)          (399,457)          (1,640,828)
          Income (loss) per common
             share - basic and diluted          $     .01          $     (.07)         $    (.02)        $       (.09)

     2002
          Net sales                           $ 2,648,873         $ 2,951,798        $ 2,641,626         $   2,597,500
          Gross profit                                                450,255
                                                  239,912                                100,527              136,961
          Net income (loss)                    (1,964,010)           (305,060)          (924,750)          (1,420,993)
          Income (loss) per common
             share - basic and diluted         $    (0.11)          $   (0.02)         $   (0.05)        $      (0.07)


                          INDEPENDENT AUDITOR'S REPORT

Shareholders and Board of Directors GULFWEST ENERGY INC.

Our report on the consolidated financial statements of GulfWest Energy Inc. and Subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, is included on page F-2. In connection with our audit of such consolidated financial statements, we have also audited the related financial statement schedule for the years ended December 31, 2003, 2002 and 2001 on page F-31.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                         \S\WEAVER AND TIDWELL, L.L.P.
                            --------------------------
                            WEAVER AND TIDWELL, L.L.P.

                             Dallas, Texas
                             March 19, 2004

                      GULFWEST ENERGY INC. AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                              BALANCE                                                     BALANCE
                                                AT                                                          AT
                                             BEGINNING         PROVISIONS/          RECOVERIES/             END
DESCRIPTION                                  OF PERIOD          ADDITIONS            DEDUCTIONS          OF PERIOD
--------------------------------------    ----------------   -----------------    -----------------    --------------
For the year ended

     December 31, 2001

          Accounts and notes
            receivable related parties    $      740,478     $           -        $           -        $     740,478
                                          ================   =================    =================    ==============

          Valuation allowance for
               deferred tax assets        $   5,014,451          $  (345,754)     $-                   $  4,668,697
                                          ================   =================    =================    ==============

For the year ended

     December 31, 2002

          Accounts and notes
            Receivable related parties    $      740,478     $           -        $     (740,478)      $           -
                                          ================   =================    =================    ==============

          Valuation allowance for
               deferred tax assets        $   4,668,697      $     1,586,988      $           -        $  6,255,685
                                          ================   =================    =================    ==============

For the year ended

     December 31, 2003

          Valuation allowance for
               deferred tax assets        $   6,255,685      $        934,422     $           -        $  7,190,107
                                          ================   =================    =================    ==============

                              GULFWEST ENERGY, INC.




                                19,179,192 Shares



                              Class A Common Stock




                                  July 14, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All amounts are estimates, except the Securities and Exchange Commission Registration Fee.

            Securities and Exchange Commission                $924
            Registration Fee............................
            Legal Fees and Expenses.....................    40,000
            Accounting Fees and Expenses................    20,000
            Miscellaneous...............................     4,076
                                                            -------
                      Total.............................    $65,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our articles of incorporation and bylaws provide that we will indemnify, to the fullest extent permitted by the Texas Business Corporation Act, any and all persons who we have power to indemnify under that Act from and against any and all of the expenses, liabilities or other matters referred to or covered by that Act. Additionally, our Articles of Incorporation provide that a director will not be liable to the Company or its shareholders for an act or omission in the director's capacity as a director to the fullest extent permitted under Texas law.

         Article 2.01 of the Texas Business Corporation Act provides that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined that the person:

         (1) conducted himself in good faith;

         (2) reasonably believed:

                  (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and

                  (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

         (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Except to a limited extent, a director may not be indemnified in respect of a proceeding:

         (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or

         (2) in which the person is found liable to the corporation.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         >From July 15, 2002 to February 12, 2003, we issued promissory notes to two accredited investors in the total amount of $300,000, with interest at 8% per annum and warrants to purchase a total of 100,000 shares of our common stock at $.75 per share; a promissory note to one accredited investor in the total amount of $300,000, with an original interest rate of 8% that increased to 12% on January 1, 2003 and warrants to purchase 150,000 shares of our common stock at an exercise price of $.75 per share; and, a promissory note to a director in the amount of $1,200,000, with interest at the prime rate and warrants to purchase 625,000 shares of our common stock at $.75 per share. The common stock underlying the above warrants is included in this registration.

         On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders. We used $15,700,000 to retire existing debt of $27,584,145, resulting in forgiveness of debt of $11,884,145, the elimination of a hedging liability and the return to the Company of Series F Preferred Stock with an aggregate liquidation preference of $1,000,000 (this preferred stock, at the request of the Company, was transferred to two companies affiliated with two directors of the Company. See "Certain Transactions.") This taxable gain resulting from these transactions will be completely offset by available net operating loss carryforwards. The term of the note is eighteen months and it bears interest at the prime rate plus 11%. This rate increases by .75% per month beginning in month ten. We paid the new lenders $1,180,000 in cash fees and also issued them warrants to purchase 2,035,621 shares of our common stock at an exercise price of $.01 per share, expiring in five years. The warrants are subject to anti-dilution provisions. We are required by the terms of the warrants to register the resale of the common stock underlying the warrants, and those shares are offered by this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Simultaneously, our wholly-owned subsidiary, GulfWest Oil & Gas Company, completed the initial phase of a private offering of its Series A Preferred Stock for $4,000,000. The Series A Preferred Stock is exchangeable into our common stock based on a liquidation value of $500 per share of Series A Preferred Stock divided by $.35 per share of our Common Stock, or 11,428,571 shares. As part of an advisory fee, we issued $500,000 of the Series A Preferred Stock to a financial advisor. One of our directors acquired $1,500,000 of the Series A Preferred Stock. The resale of the shares of Common Stock to be issued upon the exchange of the Preferred Stock is offered by this prospectus.

         The Series A Preferred Stock is entitled to receive dividends at the rate of $45.00 per share per annum, payable quarterly, as declared by the Board of Directors. The Series A Preferred Stock is redeemable in whole or in part at any time, at the option of the issuer, at a price of $500 per share, plus all accrued and undeclared unpaid dividends. The conversion price of the Series A Preferred Stock is based upon $0.35 per share of common stock. None of the Series A Preferred Stock has been redeemed or converted.

         Pursuant to an agreement with the financial advisor, who provided access to the lenders and raised $1,900,000 of the Series A Preferred Stock, we paid a cash fee of $400,000, in addition to the $500,000 issued in Series A Preferred Stock. The advisor contends that additional fees are due, however we disagree, at this time, and do not know what the outcome of the disagreement will be.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        Exhibits:

        NUMBER   DESCRIPTION
        ------   -----------

        3.1 Articles of Incorporation of the Registrant. (Previously filed with our Registration Statement (on Form S-1, Reg. No. 33-53526), filed with the Commission on October 21, 1992.)

        3.2 Bylaws of the Registrant. (Previously filed with our Registration Statement (on Form S-1, Reg. No. 33-53526), filed with the Commission on October 21, 1992.)

        4.1 Statement of Resolution Establishing and Designating a Series of Shares of GulfWest Oil & Gas Company Series A Preferred Stock, as filed with the Secretary of State of Texas on April 26, 2004. (Previously filed with our Current Report on Form 8-K dated April 29, 2004 and filed with the Commission on May 10, 2004.)

        *4.2 Statement of Resolution Establishing and Designating a Series of Shares of GulfWest Energy Inc. Series D Preferred Stock, as filed with the Secretary of State of Texas on June 11, 2000.

        4.3 Statement of Resolution Establishing and Designating a Series of Shares of GulfWest Energy Inc. Series E Preferred Stock, as filed with the Secretary of State of Texas on August 14, 2001. (Previously filed with our Current Report on Form 8-K dated August 16, 2001 and filed Commission on August 31, 2001.)

        *4.4 Statement of Resolution Establishing and Designating a Series of Shares of GulfWest Energy Inc. Series F Preferred Stock, as filed with the Secretary of State of Texas on June 18, 2003.

        4.5 Letter Agreement by and among GulfWest Energy Inc., a Texas corporation, GulfWest Oil & Gas Company and the investors listed on the signature page thereof, dated April 22, 2004. (Previously filed with our Current Report on Form 8-K, dated April 29, 2004 and filed with the Commission on May 10, 2004.)

        4.6 Warrant Agreement made by and between GulfWest Energy Inc., and Highbridge/Zwirn Special Opportunities FUND, L.P., and Drawbridge Special Opportunities Fund LP, Grantees, dated and effective April 29, 2004. (Previously filed with our Current Report on Form 8-K dated April 29, 2004 and filed with the Commission on May 10, 2004.)

        4.7 GulfWest Oil Company 1994 Stock Option and Compensation Plan, amended and restated as of April 1, 2001 and approved by the shareholders on May 18, 2001. (Previously filed with our Proxy Statement on Form DEF 14A, filed with the Commission on April 16, 2001.)

        *5.1             Opinion of Jackson Walker L.L.P.

        *10.1            Employment Agreement with Thomas R. Kaetzer, dated
                         October 1, 2001

        *10.2            Consulting Agreement with Marshall A. Smith III, dated
                         June 1, 2002

        *10.3 Oil and Gas Property Acquisition, Exploration and Development Agreement with Summit Investment Group-Texas, L.L.C. effective December 1, 2001.

        *10.4 Option Agreement for the Purchase of Oil and Gas Leases with W.L. Addison Investments L.L.C. dated March 5, 2004

        *10.5 Credit Facility between GulfWest Energy, Inc. and Highbridge/Zwirn Special Opportunities FUND, L.P., and Drawbridge Special Opportunities Fund LP, Grantees, dated and effective April 29, 2004.

        *10.6 Credit Agreement between GulfWest Development Company and Texas Capital Bank, dated November 30, 2000.

        *10.7 First Amendent to Credit Agreement between GulfWest Development Company and Texas Capital Bank, dated October 24, 2001

        *10.8 Revolving Letter Loan Agreement between GulfWest Energy, Inc. and Texas Capital Bank, N.A. dated April 3, 2002

        *10.9            Change in Terms Agreement between GulfWest Energy, Inc.
                         and Southwest Bank of Texas N.A. dated April 29, 2003.

        *22.1            Subsidiaries of the Registrant

        23.1             Consent of Jackson Walker L.L.P. (included in Exhibit
                         5.1)

        23.2             Consent of Weaver and Tidwell, L.L.P.

        23.3             Consent of Pressler Petroleum Consultants

        *25              Power of Attorney

-------------
        *        Previously filed.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               S I G N A T U R E S

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 9, 2004.

                                GULFWEST ENERGY INC.

                                By       \S\ JOHN E. LOEHR
                                        ------------------
                                        John E. Loehr, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons, on behalf of the registrant, and in the capacities and on the dates indicated.


             Signature                                      Title                                 Date
-------------------------------------------- -----------------------------------------  -------------------------
J. Virgil Waggoner                           Chairman of the Board                            July 8, 2004

Thomas R. Kaetzer                            President, Chief Operating Officer               July 8, 2004
                                             and Director

Jim C. Bigham                                Executive Vice President and Secretary           July 8, 2004

Richard L. Creel                             Vice President of Finance, Controller            July 8, 2004

Marshall A. Smith III                        Director                                         July 8, 2004

John E. Loehr                                Chief Executive Officer and Director             July 8, 2004

M. Scott Manolis                             Director                                         July 8, 2004

*        By       /S/ JOHN E. LOEHR         /S/ THOMAS R. KAETZER
                  -----------------         ---------------------
                  John E. Loehr      and    Thomas R. Kaetzer, Attorneys in Fact


                                  EXHIBIT INDEX

          NUMBER   DESCRIPTION
          ------   -----------

          3.1      Articles of Incorporation of the Registrant.
                   (Previously filed with our Registration Statement (on Form S-1, Reg. No. 33-53526), filed with the
                   Commission on October 21, 1992.)

          3.2 Bylaws of the Registrant. (Previously filed with our Registration Statement (on Form S-1, Reg. No.
                   33-53526), filed with the Commission on October 21, 1992.)

          4.1 Statement of Resolution Establishing and Designating a Series of Shares of GulfWest Oil & Gas Company Series A Preferred Stock, as filed with the Secretary of State of Texas on April 26, 2004. (Previously filed with our Current Report on Form 8-K dated April 29, 2004 and filed with the Commission on May 10, 2004.)

          *4.2 Statement of Resolution Establishing and Designating a Series of Shares of GulfWest Energy Inc. Series D Preferred Stock, as filed with the Secretary of State of Texas on June 11, 2000.

          4.3 Statement of Resolution Establishing and Designating a Series of Shares of GulfWest Energy Inc. Series E Preferred Stock, as filed with the Secretary of State of Texas on August 14, 2001. (Previously filed with our Current Report on Form 8-K dated August 16, 2001 and filed Commission on August 31, 2001.)

          *4.4 Statement of Resolution Establishing and Designating a Series of Shares of GulfWest Energy Inc. Series F Preferred Stock, as filed with the Secretary of State of Texas on June 18, 2003.

          4.5 Letter Agreement by and among GulfWest Energy Inc., a Texas corporation, GulfWest Oil & Gas Company and the investors listed on the signature page thereof, dated April 22, 2004. (Previously filed with our Current Report on Form 8-K, dated April 29, 2004 and filed with the Commission on May 10, 2004.)

          4.6 Warrant Agreement made by and between GulfWest Energy Inc., and Highbridge/Zwirn Special Opportunities FUND, L.P., and Drawbridge Special Opportunities Fund LP, Grantees, dated and effective April 29, 2004. (Previously filed with our Current Report on Form 8-K dated April 29, 2004 and filed with the Commission on May 10, 2004.)

          4.1 GulfWest Oil Company 1994 Stock Option and Compensation Plan, amended and restated as of April 1, 2001 and approved by the shareholders on May 18, 2001. (Previously filed with our Proxy Statement on Form DEF 14A, filed with the Commission on April 16, 2001.)

          *5.1     Opinion of Jackson Walker L.L.P.

          *10.1     Employment Agreement with Thomas R. Kaetzer, dated October
                    1, 2001

          *10.2 Consulting Agreement with Marshall A. Smith III, dated June 1, 2002

          *10.3 Oil and Gas Property Acquisition, Exploration and Development Agreement with Summit Investment Group-Texas, L.L.C. effective December 1, 2001.

          *10.4 Option Agreement for the Purchase of Oil and Gas Leases with W.L. Addison Investments L.L.C. dated March 5, 2004

          *10.5 Credit Facility between GulfWest Energy, Inc. and Highbridge/Zwirn Special Opportunities FUND, L.P., and Drawbridge Special Opportunities Fund LP, Grantees, dated and effective April 29, 2004.

          *10.6 Credit Agreement between GulfWest Development Company and Texas Capital Bank, dated November 30, 2000.

          *10.7 First Amendent to Credit Agreement between GulfWest Development Company and Texas Capital Bank, dated October 24, 2001

          *10.8 Revolving Letter Loan Agreement between GulfWest Energy,Inc. and Texas Capital Bank, N.A. dated April 3, 2002

          *10.9 Change in Terms Agreement between GulfWest Energy, Inc. and Southwest Bank of Texas N.A. dated April 29, 2003.

          *22.1     Subsidiaries of the Registrant

          23.1      Consent of Jackson Walker L.L.P. (included in Exhibit 5.1)

          23.2      Consent of Weaver and Tidwell, L.L.P.

          23.3      Consent of Pressler Petroleum Consultants

          *25       Power of Attorney

--------------------
          *        Previously filed.